Exhibit 2.1

                        ASSET PURCHASE AGREEMENT

                           Dated July 1, 1997

                                 among

                 GE Capital Information Technology Solutions
                            Acquisition Corp.,
                         a Delaware corporation,


                         The Future Now, Inc.,
                         an Ohio corporation,

                            XLSource, Inc.,
                        an Arkansas corporation,

                 E-C Computer Technical Services, Inc.,
                         a Texas corporation,

                         RCK Computers, Inc.,
                         a Texas corporation


                                and

                    Intelligent Electronics, Inc.,
                      a Pennsylvania corporation

                          TABLE OF CONTENTS

                                                                Page


                              ARTICLE I

     Definitions                                                        1

                              ARTICLE II

     Purchase and Sale of Assets                                         2
     Section 2.01  Purchase of Assets                                    2
     Section 2.02  Assumption of Liabilities                             2

                             ARTICLE III

     Purchase Price                                                      2
     Section 3.01  Purchase Price                                        2

                             ARTICLE IV

     Closing                                                             4
     Section 4.01  The Closing Date                                      4
     Section 4.02  Certificates, Instruments of Transfer, Etc.           4

                             ARTICLE V

     Representations and Warranties                                      6
     Section 5.01  Representations and Warranties of Sellers and
                   Shareholder                                           6
          (a)  Organization, Good Standing and Capitalization            6
          (b)  Stock Ownership                                           7
          (c)  Corporate Authorization                                   7
          (d)  Purchased Assets; Business                                7
          (e)  Litigation                                                9
          (f)  No Conflict                                              10
          (g)  No Other Agreements to Sell Assets or Business           10
          (h)  Articles of Incorporation and By-laws                    11
          (i)  Financial Statements                                     11
          (j)  Absence of Undisclosed Liabilities and Obligations       12
          (k)  Tax Matters                                              12
          (l)  No Brokers                                               12
          (m)  Employee Benefit Information                             13
          (n)  Environmental Compliance                                 15
          (o)  Insurance                                                17
          (p)  Intangible Assets; Confidentiality Agreements            17
          (q)  Employees                                                17
          (r)  Compliance with Laws                                     18
          (s)  Transactions with Certain Persons                        18
          (t)  Clients; Relationship with Accounts                      19
          (u)  Absence of Certain Changes or Events                     19
          (v)  Disclosure                                               21
          (w)  Delivery of Updated Exhibits                             21
          (x)  Officers and Directors with Knowledge                    21
     Section 5.02  Representations and Warranties of Buyer              21
          (a)  Organization and Good Standing of Buyer                  22
          (b)  Corporate Authorization                                  22
          (c)  No Conflict                                              22
          (d)  No Brokers                                               23
          (e)  Litigation                                               23
          (f)  XLC Common Customer.                                     23
     Section 5.03  Representations and Warranties of XLConnect          23

                                 ARTICLE VI

     Conditions Precedent to Obligations of Buyer and Sellers           23
     Section 6.01  Conditions Precedent to Obligations of Buyer         23
          (a)  Representations and Warranties True at the Closing Date  23
          (b)  Compliance with Covenants                                24
          (c)  Delivery of Closing Documents                            24
          (d)  Opinion of Sellers' and Shareholder's Counsel            24
          (e)  Approvals and Consents                                   25
          (f)  Litigation                                               26
          (g)  No Material Adverse Change                               26
          (h)  No Change in Law                                         26
          (i)  Telephone and Fax Numbers                                26
          (j)  Escrow Agreement; Transition Services Agreement          26
          (k)  Liens and Encumbrances                                   26
          (l)  HSR Act                                                  27
          (m)  Closing Date Physical Count                              27
          (n)  Satisfactory Phase I                                     27
          (o)  Delivery of Revised and Updated Exhibits                 27
          (p)  Revenues of Business                                     27
          (q)  Provision of Product and Services                        27
          (r)  XLConnect Oracle Service Agreement                       27
      Section 6.02  Conditions to Obligations Of Sellers and
                    Shareholder                                         27
          (a)  Representations and Warranties True at the Closing Date  28
          (b)  Compliance with Covenants                                28
          (c)  Delivery of Closing Documents                            28
          (d)  Opinion of Buyer's Counsel                               28
          (e)  Consideration                                            29
          (f)  No Change in Law                                         29
          (g)  Litigation                                               29
          (h)  HSR Act                                                  29
          (i)  Approvals and Consents                                   30
          (j)  Escrow Agreement; Transition Services Agreement.         30
          (k)  Provision of Product and Services.                       30
          (l)  Consent of Shareholder's Shareholders.                   30
          (m)  XLC Common Customers.                                    30

                                    ARTICLE VII

     Documents to be Delivered on Closing Date                          30
     Section 7.01  Documents to be Delivered by Shareholder and
                   Sellers on Closing Date                              30
          (a)  Conditions Precedent                                     30
          (b)  Officer's Certificates                                   30
          (c)  Bills of Sale                                            30
          (d)  Assignment Agreement, Escrow Agreement and Transition
               Services Agreement                                       31
          (e)  Resolutions of the Sellers and the Shareholder           31
          (f)  Incumbency Certificate of the Sellers and the
               Shareholder                                              31
          (g)  Organizational Documents                                 31
          (h)  Good Standing; Qualification to Do Business              31
          (i)  Further Instruments                                      32
     Section 7.02  Documents to be Delivered by Buyer on Closing Date   32
          (a)  Conditions Precedent                                     32
          (b)  Officer's Certificate                                    32
          (c)  Other Documents                                          32
          (d)  Further Instruments                                      32

                              ARTICLE VIII

     Further Covenants and Agreements
     of Sellers, Shareholder and Buyer                                  32
     Section 8.01  Further Covenants and Agreements of Shareholder
                   and Sellers.                                         32
          (a)  Conduct of Business Pending Closing                      32
          (b)  Access to the Business                                   34
          (c)  Corporate Name                                           34
          (d)  Changes in Representations and Warranties                34
          (e)  Further Assurances                                       34
          (f)  No Mergers, Consolidations, Sales of Assets, Etc. of
               any Seller                                               35
          (g)  Minimum Net Worth of Shareholder                         35
          (h)  Financial Statements                                     36
          (i)  Taxes                                                    36
          (j)  Telephone and Facsimile Numbers                          36
          (k)  Revised Exhibits Listing Assigned Agreements, Inventory,
               Receivables and Fixed Assets                             36
          (l)  Certain Rights Under Indemnity Agreement                 37
          (m)  Sale of Fixed Assets at Other Sites                      37
     Section 8.02  Consents to Assignments; Permits                     37
     Section 8.03  Survival of Representations, Warranties, Etc.        38
     Section 8.04  Allocations of Purchase Price                        40
     Section 8.05  Resolution of Disputes                               41

Section 8.06  Inspection of Records                                     41

Section 8.07  Non-Competition; Non-Solicitation                         42
     Section 8.08  Shareholder Guarantees                               45
     Section 8.09  Mutual Cooperation                                   45
     Section 8.10  Collection of Receivables                            45
     Section 8.11  Seller Employee Benefits and Employment              46
     Section 8.12  Ingram Micro Inc. Agreement                          47
     Section 8.13  Obligation to Transfer all Account Knowledge         48
     Section 8.14  XLC Common Customers                                 48
     Section 8.15  XLConnect Service Agreement                          48

                                    ARTICLE IX

     Miscellaneous                                                      49
     Section 9.01  Expenses                                             49
     Section 9.02  Termination of Agreement                             49
     Section 9.03  Effect of Termination                                50
     Section 9.04  Benefit; Assignment                                  50
     Section 9.05  Governing Law                                        50
     Section 9.06  Breach; Failure of Condition                         50
     Section 9.07  Notices, Etc.                                        51
     Section 9.08  Headings                                             52
     Section 9.09  Counterparts                                         52
     Section 9.10  Entire Agreement                                     52
     Section 9.11  Waiver; Amendment; Modification                      52
     Section 9.12  Severability                                         53
     Section 9.13  Press Releases                                       53
     Section 9.14  HSR Filing                                           53

                        ASSET PURCHASE AGREEMENT


          THIS ASSET PURCHASE AGREEMENT, dated July 1, 1997 (this "Agreement") is by and among GE Capital Information Technology Solutions Acquisition Corp., a Delaware corporation ("Buyer"), The Future Now, Inc., an Ohio corporation, XLSource, Inc., an Arkansas corporation, E-C Computer Technical Services, Inc., a Texas corporation, RCK Computers, Inc., a Texas corporation (The Future Now, Inc., XLSource, Inc., E-C Computer Technical Services, Inc. and RCK Computers, Inc. are each a "Seller" and, collectively, the "Sellers") and Intelligent Electronics, Inc., a Pennsylvania corporation and, directly or indirectly, the sole shareholder of Sellers ("Shareholder").

          WHEREAS, Sellers are in the business of reselling microcomputer and technology products in the United States; and

          WHEREAS, Sellers desire to sell their business of reselling microcomputer and technology products conducted in and from the Acquired Sites and the Other Sites; and

          WHEREAS, Sellers intend to retain their business of reselling microcomputer and technology products conducted in and from the Retained Sites; and

          WHEREAS, Sellers desire to sell and Buyer desires to purchase from Seller, certain properties, rights and assets of Sellers as described herein, for the consideration provided herein; and

          WHEREAS, Shareholder, directly or indirectly, is the sole owner and holder of all of the shares of capital stock of Sellers;

          NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and the representations, warranties, conditions and promises hereinafter contained, Sellers, Shareholder and Buyer hereby represent, warrant and agree as follows:


                                 ARTICLE I
                                 ---------
                                Definitions
                                -----------

          For the purposes hereof, capitalized terms used herein shall have the respective meanings assigned to them in Attachment A or elsewhere herein. References in this Agreement to Sections, subsections, paragraphs, clauses, Attachments and Exhibits are to Sections, subsections, paragraphs, clauses, Attachments and Exhibits in or to this Agreement unless otherwise indicated.

                                ARTICLE II
                                ----------
                         Purchase and Sale of Assets
                         ---------------------------

          Section II.01 Purchase of Assets. In reliance on the representations, warranties and covenants contained herein and subject to the terms and conditions hereof, on the Closing Date, Sellers will (i) assign to Buyer (in the case of the Leases, by instruments of transfer suitable for recording) all of Sellers' right, title and interest under the Assigned Agreements and (ii) sell, convey, assign, transfer and deliver to Buyer, and Buyer will purchase from Sellers, each of the other Purchased Assets by bills of sale or other appropriate instruments of transfer and XLConnect will sell, convey, assign, transfer and deliver to Buyer, and Buyer will purchase from XLConnect, all of XLConnect's right, title and interest under the Power by the Hour Agreements and related Purchased Assets, by appropriate instruments of transfer.

          Section II.02  Assumption of Liabilities.   In reliance on the
representations, warranties and covenants contained herein and subject to the terms and conditions hereof, on the Closing Date, Buyer shall assume the Assumed Liabilities. Buyer shall not assume any of the Excluded Liabilities.

                                ARTICLE III
                               --------------
                               Purchase Price
                               --------------

          Section III.01 Purchase Price. (a) The purchase price to be paid by Buyer for the Purchased Assets and the assumption of the obligations of Sellers under the Assigned Agreements and the assumption of the Assumed Liabilities (the "Purchase Price") shall be an amount equal to the sum of $93,841,000.00 (Ninety Three Million Eight Hundred and Forty-One Thousand Dollars), the sum of the Net Assets Acquired as of May 3, 1997 as set forth on Exhibit 3.01(a)(1), and $42,275,000.00 (Forty-Two Million Two Hundred and Seventy-Five Dollars) (the "Closing Payment"), as adjusted pursuant to Section 3.01(c) with such Purchase Price plus, the purchase price of any Fixed Assets acquired in accordance with Section 8.01(m). All payments in respect of the Purchase Price shall be allocated in accordance with the allocation of the Purchase Price as set forth on Exhibit 3.01(a)(2).

          (b) Payment of Purchase Price. On the Closing Date, payment of the Purchase Price shall be made by Buyer as follows:

               (i) $126,116,000.00 (One Hundred Twenty-Six Million Five Hundred Thousand Dollars) (the "Direct Payment") shall be paid by Buyer by wire transfer of immediately available funds to such single account as may be designated by Sellers;

               (ii) $10,000,000 of immediately available funds shall be deposited by Buyer (the "Escrow Deposit") in accordance with the terms and conditions of an escrow agreement substantially in the form of Exhibit A-2 (the "Escrow Agreement") among Buyer, XLSource and the Escrow Agent.

          (c) Post-Closing Adjustment to Closing Payment. (i) Not more than forty-five (45) days following the Closing Date, XLSource shall deliver to Buyer the unaudited combined statement of assets and liabilities of the Business as of the Closing Date (the "Closing Date Balance Sheet").
 The Closing Date Balance Sheet shall (x) fairly present the combined financial position of the Business as of the close of business on the Closing Date in accordance with generally accepted accounting principles applied on a consistent basis with those used in the preparation of the February 1 Balance Sheet as adjusted as set forth on Exhibit 3.01(a)(1),
(y) include line items (including the constituent components thereof) consistent with those in the February 1 Balance Sheet as adjusted as set forth on Exhibit 3.01(a)(1) and (z) be subject to adjustment as set forth
on Exhibit 3.01(c).   A physical count of the Inventory shall be conducted
jointly by Buyer and Sellers immediately prior to the Closing Date (the "Closing Date Physical Count").

          (ii) Within thirty (30) days after receipt of the Closing Date Balance Sheet, Buyer shall communicate in writing to XLSource any objection or disagreement that it may have to such statements and adjustments which communication shall state with reasonable specificity the basis for such objection or disagreement (an "Objection"). Buyer may not assert an Objection with respect to (i) collectability of Receivables or (ii) Inventory, except based on a disparity between the Closing Date Physical Count and Sellers' inventory as reflected in its financial records as of the Closing Date. XLSource shall have five (5) days after receipt of an Objection in which to respond in writing to such Objection. If, after five
(5) days following such five (5) day period, Buyer and XLSource have not resolved the matter in dispute, such matter shall be submitted to Deloitte & Touche LLP (or any other independent certified public accountants, as Buyer and XLSource may agree) for determination. Such determination shall be made within thirty (30) days after such matter was submitted (the "Final Determination") and shall be final, binding on and not appealable by Buyer, Sellers and Shareholder. The cost of such accountants shall be paid one-half by Buyer and one-half by Sellers.

          (iii) Within two (2) business days after the earliest of (A) Buyer's written acceptance of the Closing Date Balance Sheet as prepared by Sellers or failure to communicate an Objection within the time provided in
Section 3.01(c)(ii), (B) Buyer and XLSource's resolution of any dispute respecting the Closing Date Balance Sheet by mutual agreement or (C) Buyer and XLSource's receipt of the Final Determination, Sellers and Shareholder, jointly and severally, agree to repay to Buyer (or, if such amount is negative, Buyer agrees to pay to Sellers) an amount equal to (x) the Net Assets Acquired as of May 3, 1997 as set forth on Exhibit 3.01(a)(1) minus
(y) the Net Assets Acquired as of the Closing Date (the "Post-Closing Adjustment"). Such repayment by Sellers and Shareholder or payment by Buyer, as applicable, shall be made by check, subject to collection, or if the amount of such payment exceeds $50,000, by wire transfer, in either case, delivered to the party entitled to receive such payment. If such payment shall be made to Buyer, it shall be made pursuant to the terms of the Escrow Agreement out of funds contained in the Escrow Account, or if such funds are insufficient, any remaining balance after payment of such funds shall be paid by Sellers and Shareholder. If such payment shall be made to Sellers, it shall be allocated among Sellers in accordance with the allocation of the Purchase Price as set forth on Exhibit 3.01(a)(2); provided, that Buyer shall not be obligated to make payment to more than one account.

                                ARTICLE IV
                                ----------
                                 Closing
                                 -------

          Section IV.01 The Closing Date. The closing of the purchase and sale of the Purchased Assets and the assumption of the obligations of Sellers under the Assigned Agreements and the assumption of the Assumed Liabilities (the "Closing") shall take place at the offices of Dewey Ballantine, 1301 Avenue of the Americas, New York, NY 10019, at 10:00 a.m. New York time, on July 15, 1997 or such other time, date or place as Sellers, Shareholder and Buyer may mutually agree (the "Closing Date").

          Section IV.02  Certificates, Instruments of Transfer, Etc.
(a) Sellers and XLConnect agree that the sale and transfer of the Purchased Assets shall be made by the Assignment Agreement, bills of sale and other instruments of transfer acceptable to Buyer on the one hand and Sellers or XLConnect, on the other hand, as applicable. Sellers and Buyer agree to use reasonable efforts to minimize any sales, use, transfer and similar transaction taxes and other transaction costs, provided that such efforts shall not expose either party to any additional cost or risk. Sellers and Shareholder jointly and severally agree to pay such taxes, if any.

          (b) Unless XLSource has repurchased such Receivables as provided in Section 8.10, from and after the Closing Date, Buyer shall have the right and the authority to collect for its own account all Receivables which shall be transferred to Buyer as provided herein and to endorse with the name of Sellers (or Shareholder, if applicable) any checks received on account of such Receivables. Unless XLSource has repurchased such Receivables as provided in Section 8.10, from and after the Closing Date, Sellers and Shareholder will, promptly following receipt thereof, transfer and deliver to Buyer any cash or other property that it may receive in respect of such Receivables and until so transferred and delivered the same shall be deemed to be held in trust for Buyer. Unless XLSource has repurchased such Receivables as provided in Section 8.10, from and after the Closing Date, Buyer shall also have the right to compromise, settle and obtain the release of all claims and liabilities related to the Assigned Agreements; provided, however, any claim for indemnification by Buyer pursuant to Section 8.03 with respect to any such release shall require compliance with the indemnification procedures as set forth in Section 8.03 and the foregoing acknowledgment shall not in any manner release Buyer from any obligations under said Section 8.03. From and after the Closing Date, Buyer shall have the right to open all mail and packages and receive all communications and deliveries addressed to Shareholder or Sellers at the Acquired Sites. Buyer will promptly deliver or cause to be delivered to Shareholder all such opened mail and packages, and received communications and deliveries addressed to Shareholder or Sellers at the Acquired Sites which does not pertain to the Business. Sellers and Shareholder will promptly deliver or cause to be delivered to Buyer any mail, packages, communications or deliveries made to the Other Sites on and after the Closing Date and related to the Business.

          (c) Buyer agrees to assume the Assumed Liabilities by delivery of the Assignment Agreement.

          (d) XLConnect, Sellers and Shareholder agree that, at any time and from time to time after the Closing Date, they will, upon request and at Buyer's expense, execute, acknowledge and deliver, all such further reasonable deeds, assignments, transfers and conveyances as may be required for the better assigning, transferring, granting and conveying to Buyer of any of the Purchased Assets.

          (e) Buyer agrees that, at any time and from time to time after the Closing Date, it will, upon request and at the Sellers' or XLConnect's expense, execute, acknowledge and deliver, or cause to be executed, acknowledged or delivered, all such further reasonable assumptions as may be required for the better confirming to Sellers or XLConnect, as applicable, the assumption by Buyer of the Assumed Liabilities.


                                ARTICLE V
                                ---------
                      Representations and Warranties
                      ------------------------------

          Section V.01 Representations and Warranties of Sellers and Shareholder. Sellers and Shareholder, jointly and severally, represent and warrant to Buyer all of the following except as and to the extent expressly disclosed in Exhibits to this Agreement, with reference to the corresponding paragraph of this Section 5.01 to which each disclosure relates:

          (a) Organization, Good Standing and Capitalization. Shareholder and each Seller is a corporation duly organized, validly existing and in good standing under the laws of the state or commonwealth listed below:

         The Future Now, Inc.                        Ohio
         XLSource, Inc.                              Arkansas
         E-C Computer Technical Services, Inc.       Texas
         RCK Computers, Inc.                         Texas
         Intelligent Electronics, Inc.               Pennsylvania

Shareholder and each Seller has all requisite corporate power to carry on its business as it is now being conducted, and is duly qualified to do business as a foreign corporation in each jurisdiction where failure to qualify would have a material adverse effect on the Business. Sellers have no subsidiaries, except that (i) XLSource, Inc is a wholly-owned subsidiary of The Future Now, Inc., (ii) XLSource owns eighty percent (80%) of the issued and outstanding shares of capital stock of XLConnect Solutions, Inc. and (iii) XLConnect owns all of the issued and outstanding shares of capital stock of XLConnect Services, Inc. and XLConnect Systems, Inc.

          (b) Stock Ownership. Except as set forth in Exhibit 5.01(b), Shareholder is the beneficial and record owner of all of the shares of capital stock of The Future Now, Inc., E-C Computer Technical Services, Inc. and RCK Computers, Inc. and The Future Now, Inc. is the beneficial and record owner of all of the shares of capital stock of XLSource, in each case, free and clear of any Encumbrance of any nature whatsoever.

          (c) Corporate Authorization. The execution, delivery and performance by Shareholder and each Seller of this Agreement, the Escrow Agreement, the Assignment Agreement, and the bills of sale, assignments and other instruments of transfer referred to in this Agreement to which it is a party have been authorized and approved by all requisite corporate action on the part of Shareholder and each Seller, and no other corporate approval or authorization (including, without limitation, by the shareholders of Shareholder or each Seller) is required on the part of Shareholder or each Seller, any trustee, or any other person by law or otherwise in order to make this Agreement, the Escrow Agreement, the Assignment Agreement, the Transition Services Agreement and the bills of sale, assignments and other instruments of transfer referred to in this Agreement and constitute the valid, binding and enforceable obligations of Shareholder and each Seller (subject to the execution and delivery of such agreements (other than this Agreement) and to the receipt of required consents to assignments of the Assigned Agreements) except as enforcement thereof may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights in general or by general principles of equity.

          (d) Purchased Assets; Business. The Purchased Assets constitute all of the assets of Shareholder and Sellers used by Shareholder and Sellers in the conduct of the Business at the Acquired Sites and certain of such assets used at the Other Sites (subject to Section 8.02), but excluding the Excluded Intangibles. True and complete copies of the Assigned Agreements have been furnished to Buyer.

               (1) Neither Sellers nor Shareholder is in default (and no event or circumstance exists which, with notice or lapse of time or both, would constitute a default by Sellers or Shareholder) in any material respect under any of the Assigned Agreements and, to the best knowledge of Sellers and Shareholder, no other party to the Assigned Agreements is in default with such agreements. Each Assigned Agreement is in full force and effect. Sellers and Shareholder have the right to assign the Assigned Agreements to which each is a party, subject to restrictions on assignment contained in the Assigned Agreements and indicated on
Exhibit 5.01(d)(1)(A), and neither Sellers nor Shareholder has otherwise assigned, pledged or encumbered its interest in the Assigned Agreements to which it is a party except for the assignment of the Services Portions thereof to XLConnect. No obligation of Sellers or Shareholder under any Assigned Agreement is in excess of the normal, ordinary and usual requirements of Shareholder or Sellers or at other than an arms-length price. Except as set forth on Exhibit 5.01(d)(1)(A), no Assigned Agreement obligates Sellers or Shareholder to sell or deliver any product or service at a price (after taking into account vendor rebates and other vendor funds) which does not cover the cost together with Sellers' customary profit margin for such product or service in the light of the amount of product or service provided and the type of customer involved.
Exhibit 5.01(d)(2) sets forth a backorder report for the Business. None of the Assigned Agreements contains any agreement, understanding, or relationship arising out of or relating to Sellers' status as a "small business concern," a "minority-owned business concern" or other similar status.

               (2) Sellers' interest in each Acquired Site is a valid and subsisting leasehold interest in each such Acquired Site pursuant to the applicable Lease, and each such Lease affords the tenant thereunder the legal right to occupy such Acquired Site as of the Closing Date in accordance with the terms thereof. The Leases are valid and enforceable by Sellers or Shareholder, and Sellers or Shareholder believe that at the time each Lease was executed the rentals payable by the tenant under each Lease were fair market value rentals for the property subject thereto. Sellers and Shareholder have performed all the obligations required to be performed by them under the Leases and possess and quietly enjoy the premises under the Leases. Neither Sellers nor Shareholder has received notice of any pending or threatened condemnation proceedings relating to all or any portion of the property or premises that are the subject of the Leases and, so far as known to Sellers and Shareholder, there are no such pending or threatened proceedings. The structures, tangible properties and equipment owned, operated or leased by Sellers or Shareholder in connection with the Business are used and useable by Sellers in the present conduct of the Business.

               (3) No real property is owned by Sellers or Shareholder in the Business as presently conducted.

               (4) Sellers have good, indefeasible and marketable title to the Inventory, Receivables, Fixed Assets and Customer Data, which at Closing will be free and clear of all Encumbrances, other than Encumbrances arising out of Assumed Liabilities. The Receivables constitute valid claims against the account debtors with respect thereto. Except for Inventory that is being configured and assembled for customer use and Inventory owned by E-C Computer Technical Services, Inc. and RCK Computers, Inc., the Inventory is new, unused, undamaged, unopened product in its original packaging and treated by the manufacturer thereof as its current product and valued in the Sellers' inventory records at the lower of Sellers' cost and the manufacturers' or distributors' current pricing levels, as the case may be, in each case subject to applicable reserves. Inventory on the Closing Date will be determined on the basis of the Inventory physically located at the Acquired Sites and the Other Sites (or in transit or storage) at such time and not on the basis of accounting records. Inventory shall not include property, products, fixtures and equipment used in the day-to-day operation of the Business or any of the Other Property.

               (5) Exhibit 5.01(d)(5) lists the Acquired Sites and the Other Sites and lists the Inventory, Receivables and Other Property as of May 3, 1997, located at or attributable to each such Acquired Site or Other Site, as the case may be. All Purchased Assets are located at the Acquired Sites and the Other Sites.

               (6) Each of the Assumed Liabilities has been incurred by Shareholder or Seller in the ordinary course of business and will be properly accrued on the Closing Date Balance Sheet in accordance with GAAP.

          (e) Litigation. Except as set forth on Exhibit 5.01(e), there is no litigation, action, suit, tax audit, proceeding or investigation pending or, to Shareholder's or Sellers' Knowledge, threatened with respect to the Business, any of the Purchased Assets or any of the transactions contemplated hereby before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any other entity, which, if adversely determined, could have a material adverse impact upon (i) the Purchased Assets taken as a whole or (ii) the conduct by Buyer after the Closing Date of a business at the Acquired Sites or in the geographic area in which the Other Sites are located substantially similar to the Business. Neither Sellers nor Shareholder is in default with respect to any order, writ, injunction or decree of any court or Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality which, if not cured, could have a material adverse impact upon (i) the Purchased Assets taken as a whole or (ii) the conduct by Buyer after the Closing Date of a business at the Acquired Sites or in the geographic area in which the Other Sites are located substantially similar to the Business of Sellers.

          (f) No Conflict. Except as set forth on Exhibit 5.01(f), the execution by Shareholder and Sellers of this Agreement, the Escrow Agreement, the Assignment Agreement, and the bills of sale, assignments and other instruments of transfer referred to in this Agreement, in each case, to which each such person or entity is or will be a party, compliance by Shareholders and Sellers with the provisions of this Agreement and the other such agreements to which each such person or entity will be a party and the consummation by Shareholder and Sellers of the transactions contemplated hereby or thereby (i) will not violate in any material respect any provision of applicable law to which Shareholder or Sellers are subject, (ii) will not conflict with any provision of the Articles of Incorporation or By-laws of Shareholder or Sellers, (iii) will not conflict with or constitute a default (or with notice or lapse of time or both, constitute a default) under, or result in the termination of, or accelerate the performance required by any of the terms, conditions or provisions of any contract, agreement or other instrument binding on Sellers or Shareholder, (iv) will not result in the creation of any Encumbrance upon any of the Purchased Assets, (v) do not require the consent or approval of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, except for compliance with the requirements of the HSR Act and any filings under state laws required in connection with the conveyance of the Receivables and vehicles, and (vi) do not violate any order, writ, injunction, decree, arbitral award, statute, rule or regulation applicable to either Shareholder or Sellers, to any of the Purchased Assets or to the Business, violation of which could have a material adverse impact upon Buyer or the conduct by Buyer after the Closing Date of a business substantially similar to the Business.

          (g) No Other Agreements to Sell Assets or Business. Except for this Agreement, neither Sellers nor Shareholder has any legal obligation, absolute or contingent, to any other person or firm to sell the assets used in the Business (other than sales in the ordinary course of business), to issue or sell any capital stock or any security convertible into or exchangeable for capital stock of any Seller or to effect any merger, consolidation or other reorganization of any Seller or to enter into any agreement with respect thereto.

          (h) Articles of Incorporation and By-laws. Sellers have delivered to Buyer copies of Shareholder's and Sellers' Articles of Incorporation and By-laws (certified as of the date hereof by its respective corporate secretary), which copies are complete and correct as of the date hereof.

          (i) Financial Statements. (a) Sellers have delivered to Buyer true and complete copies of the following balance sheets and related statements of income: (i) for XLSource - balance sheets as of February 1, 1997 and related income statement for the fiscal year ended February 1, 1997, all of which are unaudited; (ii) for RCK Computers, Inc. - balance sheet as of October 31, 1996 and related income statement for the ten months ended October 31, 1996, which have been audited by Price Waterhouse LLP and balance sheet as of May 3, 1997 and related income statement for the period beginning December 31, 1996 and ending May 3, 1997, which are unaudited; (iii) for E-C Computer Technical Services, Inc. - balance sheet as of September 30, 1996 and related income statement for the nine months ended September 30, 1996, which have been audited by Price Waterhouse LLP and balance sheet as of May 3, 1997 and related income statement for the period beginning October 23, 1996 and ending May 3, 1997, which are unaudited; and (iv) unaudited monthly financial statements of Sellers for each month ending after February 1, 1997 and prior to the date hereof and for the quarter ended May 3, 1997, each of which annual and monthly statements has been prepared in accordance with GAAP applied on a consistent basis (in the case of the monthly financial statements, subject to year end adjustments) and presents fairly the financial position of the Sellers and the results of the operations of the Sellers as of its date and for the fiscal year or period to which such statement pertains, subject to the exceptions set forth on Exhibit 5.01(i).

          (b) Sellers have delivered to Buyer true and complete copies of a combined and combining statement of assets and liabilities of the Business as of February 1, 1997 and May 3, 1997 and combined and combining statements of revenue and expenses of the Business for each of the five fiscal quarters ended February 3, 1996 through May 3, 1997, each of which combined and combining statements has been prepared in accordance with GAAP applied on a consistent basis, subject to exceptions as set forth on
Exhibit 5.01(i), and presents fairly the financial position of the Business and the revenues and expenses of the Business as of its date and for the period ended to which such statement pertains, as the case may be.

          (j) Absence of Undisclosed Liabilities and Obligations. Except as disclosed in Sellers' February 1, 1997 ("February 1 Balance Sheet Date") combined statement of assets and liabilities ("February 1 Balance Sheet") and liabilities incurred since the February 1 Balance Sheet Date and either set forth on Exhibit 3.01(a)(1) or incurred in the ordinary course of business consistent with past practices after February 1, 1997, which liabilities, if not discharged prior to the Closing Date, will appear on the Closing Date Balance Sheet, to the extent required by generally accepted accounting principles consistently applied, except as disclosed on
Exhibit 3.01(a)(1) and 5.01(i) neither Sellers nor the Business has any liabilities or obligations (whether accrued, absolute, contingent or otherwise) of a nature required to be reflected in a balance sheet of Sellers or the Business prepared in accordance with GAAP or disclosed in the notes thereto, including, without limitation, any Taxes due or to become due.

          (k) Tax Matters. Shareholder and Sellers and any Affiliates of Shareholder and Sellers have: (i) correctly prepared and timely filed (including any applicable extension periods) all returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed or sent by or with respect to the Business in respect of any Taxes; (ii) timely and properly paid all Taxes that are due and payable;
(iii) established on its books and records reserves that are adequate for the payment of all Taxes not yet due and payable; and (iv) complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has timely and properly withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws. There are no liens for Taxes upon the assets of Sellers or Shareholder with respect to the Business except liens for Taxes not yet due. Neither Shareholder nor Sellers is a party to any agreement providing for the allocation, sharing or indemnification of Taxes with respect to the Business, except the Tax Allocation Agreement among Shareholder, XLSource, The Future Now, Inc. and certain other subsidiaries of Shareholder and Sellers effective as of January 29, 1995 and Buyer shall have no rights or obligations under or with respect to such agreement.

          (l) No Brokers. Neither Shareholder nor Sellers has made contact or had any dealings with or entered into, and will not enter into, any agreement, arrangement or understanding with any broker, leasing agent, finder or similar person or entity with respect to this Agreement and the transactions contemplated hereby which will result in the obligation of Buyer to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

          (m) Employee Benefit Information. (a) Exhibit 5.01(m) contains an accurate and complete list of all Sellers Benefit Plan. None of Shareholder, Sellers or any Subsidiary or ERISA Affiliate of either is or ever has been obligated to make contributions to a "multiemployer plan", as defined in Section 3(37) of ERISA, or to a benefit plan subject to Title IV of ERISA. There is no amount or payment arising from or in connection with any Sellers Benefit Plan with respect to which Buyer is or will be liable to any Person, including, but not limited to, any Governmental Entity, any employee of Shareholder, Sellers, or any of their respective ERISA Affiliates. No individual is a party to an Employment Contract pertaining to the Business that will be effective on the Closing Date.

          (b) (i) Each Employee Pension Benefit Plan listed on Exhibit 5.01(m) that is intended to be qualified under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service with respect to the most recent plan restatement and, to Shareholder's knowledge, nothing has occurred with respect to such Employee Pension Benefit Plan that could cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code; (ii) all contributions required to have been made under any Employee Pension Benefit Plan to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extensions) and no lien in favor of any such Employee Pension Benefit Plan has been imposed under Section 412(n) of the Code or
Section 302(f) of ERISA; (iii) a true, correct, and complete copy of each of the following documents has been made available to or delivered to Buyer by Shareholder with respect to each Sellers Benefit Plan that covers any Sellers Employee: (A) plan document and amendments thereto, if any, and
(B) summary plan description or written description; (iv) neither Shareholder, Sellers, nor any Subsidiary or ERISA Affiliate of either has incurred any outstanding liability under Sections 4041, 4042 or 4062 of ERISA; (v) none of Shareholder or Sellers maintains retiree life insurance or retiree health plans which are "welfare benefit plans" within the meaning of Section 3(1) of ERISA and which provide for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant's termination of employment where such participant was an employee of Sellers or any of its Subsidiaries; (vi) neither Shareholder nor Sellers nor any Subsidiary or ERISA Affiliate of either or any organization to which any of them is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, has engaged in any transaction described in Section 4069 of ERISA; (vii) Sellers has not, and prior to the Closing Date will not have, suffered a "plant closing" or "mass layoff" with respect to the Business within the meaning of WARN and Shareholder and Sellers will provide Buyer, upon request, with such information as shall be necessary for Buyer to determine its potential WARN liability; (viii) all Sellers Benefit Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA (including rules and regulations thereunder) and other applicable law, neither Shareholder, Sellers or any Subsidiary of either nor any "party in interest" or "disqualified person" with respect to Sellers Benefit Plans has engaged in a "prohibited transaction" within the meaning of Section 4975 of the Code or Title I, Part 4 of ERISA, and each of Shareholder, Sellers and each Subsidiary or ERISA Affiliate of either has substantially and in good faith complied with the notice and continuation requirements of COBRA and the regulations thereunder; (ix) except as provided in Section 8.11, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will
(A) result in any payment (including, but not limited to, severance, unemployment compensation, golden parachute or other payments) becoming due to any Company Personnel listed on Exhibit 5.01(q)(1) under any Sellers' Benefit Plan or otherwise, (B) increase any benefits otherwise payable under any Sellers Benefit Plan or (C) result in the acceleration of the time of payment or vesting of any such benefits; (x) Sellers are not liable for any obligations to any employees of Sellers who retired or terminated employment on or prior to the Closing; (xi) no Transferred Employee is covered by a long-term incentive plan; (xii) none of Shareholder, Sellers or any of their Subsidiaries has any contract, plan or commitment, whether legally binding or not, to create any additional Sellers Benefit Plan or to modify any existing Sellers Benefit Plan.

          (c) (i) None of the Sellers Employees listed on Exhibit 5.01(q)(1) nor any other employee of Sellers is represented in his or her capacity as an employee of Shareholder or Sellers by any labor organization; (ii) neither Sellers nor Shareholder, with respect to any Sellers Employee listed on Exhibit 5.01(q)(1) has recognized any labor organization nor has any labor organization been elected as the collective bargaining agent of any of such employees, nor has Sellers or Shareholder, with respect to any of the Sellers Employees listed on Exhibit 5.01(q)(1), entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any of its employees; (iii) there is no union organization activity involving any of the Sellers Employees listed on Exhibit 5.01(q)(1), pending or threatened, nor has there ever been union representation involving any of the Sellers Employees listed on Exhibit 5.01(q)(1); (iv) there is no picketing, pending or threatened, and there are no strikes, slowdowns, work stoppages, other job actions, lockouts, arbitrations, grievances or other labor disputes involving any of the Sellers Employees listed on Exhibit 5.01(q)(1), pending or threatened; (v) Sellers are in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (vi) Sellers have not been notified of any unfair labor practice charge or complaint against Sellers pending or to the knowledge of Sellers and Shareholder, no such charge or complaint is threatened before the National Labor Relations Board, any state labor relations board or any court or tribunal; and (vii) except as set forth on Exhibit 5.01(q)(1), Sellers have not been notified of any charge or claim filed at or with the Equal Employment Opportunity Commission, any state agency having similar jurisdiction or any court or tribunal, actually pending and, to the knowledge of Sellers and Shareholder, no such charge or claim is threatened against Sellers in connection with the operation of the Business.

          (n) Environmental Compliance. (i) Neither Sellers nor Shareholder has been notified that Sellers or Shareholder is, and neither Sellers nor Shareholder knows of or suspects that Sellers or Shareholder is, in violation, or alleged to be in violation, of any Environmental Laws which would have a material adverse effect on the Business.

                (ii) Neither Sellers nor Shareholder has received a notice, complaint, order, directive, claim or citation from any third party, including, without limitation, any Federal, state or local governmental authority with respect to the Business, (A) that any Hazardous Materials which Sellers or Shareholder has generated, stored, transported or disposed of has been released at any site at which a Federal, state or local agency has conducted or has ordered that any person conduct a remedial investigation, removal or other response action pursuant to any Environmental Law or has named Sellers or Shareholder as a potentially responsible party; or (B) that Seller or Shareholder is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Materials.

               (iii) (A) to the Knowledge of Sellers and Shareholder, no portion of the Acquired Sites has been used for the handling, processing, storage or disposal of Hazardous Materials except in accordance with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Materials is located on any portion of any Acquired Site; (B) in the course of any activities with respect to the Business conducted by Sellers or Shareholder or operators of Sellers' or Shareholder's properties, no Hazardous Materials have been generated or are being used on the Acquired Sites except in accordance with applicable Environmental Laws; (C) to the Knowledge of Sellers and Shareholder, there have been no releases (i.e., any past or present releasing, spilling, leaking, leaching, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Materials on, upon, into or from the Acquired Sites, which releases would have a material adverse effect on the value of any of the property or adjacent properties or the environment; and (D) in addition, any Hazardous Materials that have been generated or stored on any of the Acquired Sites have been transported off site only by carriers having the authorization of the Environmental Protection Agency or any other competent Federal, state or municipal authority and treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the best of Sellers' and Shareholder's Knowledge, operating in compliance with such permits and applicable Environmental Laws.

                (iv) The execution, delivery and performance of this Agreement and the other agreements and instruments referred to or contemplated herein to which Sellers or Shareholder is or will be a party, and the transfer of the Purchased Assets by Sellers to Buyer, are not subject to any Environmental Laws which condition, restrict or prohibit the sale, lease or other transfer of property or operations.

                 (v) Sellers and Shareholder have provided to Buyer all environmentally related audits, studies, reports, analyses (including soil and groundwater analyses), and results of investigations that have been performed with respect to the Acquired Sites.

                (vi) There is not now nor, to the knowledge of the Sellers and Shareholder, has there been located at any of the Acquired Sites asbestos containing material or equipment containing polychlorinated biphenyls.

               (vii) Sellers currently hold, and at all times have held, all required federal, state, and municipal permits, licenses, certificates and approvals necessary for the Acquired Sites ("Environmental Permits"). Neither Sellers nor Shareholder has been notified by any relevant governmental authority that any Environmental Permits will be modified, suspended, cancelled or revoked, or cannot be renewed in the ordinary course of business or that Sellers or Shareholder is a potentially responsible party under any Environmental Laws.

          (o) Insurance. Sellers maintain and have in full force and effect the insurance policies described in Exhibit 5.01(o) covering the Purchased Assets and the Business. Copies of the insurance policies covering the Purchased Assets and the Business have been provided to Buyer.

          (p) Intangible Assets; Confidentiality Agreements. (1) The Intellectual Properties listed on Exhibit 5.01(d)(1)(D) are all those used or being developed for use in the Business or necessary for the conduct of the Business other than the Excluded Intangible Assets and other than those which are individually and in the aggregate not material to the operations of the Business. Other than as disclosed in Exhibit 5.01(d)(1)(D), Sellers own all Intellectual Properties listed on Exhibit 5.01(d)(1)(D) hereto. Neither Sellers nor Shareholder have sent or otherwise communicated to any other person any notice, charge, claim or assertion of, or has any knowledge of, any present, impending or threatened infringement by such other person of any Intellectual Properties, by such other person.

               (2) Exhibit 5.01(p)(2) contains a complete and correct identification of all confidentiality agreements currently in effect to which Shareholder or Sellers is a party as of the date of this Agreement which relate to the Business, other than customary confidentiality provisions in the Assigned Agreements or in reseller agreements that are not Assigned Agreements.

          (q) Employees. Exhibit 5.01(q)(1) sets forth the name, location, title, date of employment, salary, bonus (and any changes in salary or bonus since February 1, 1997) of each Sellers Employee as of May 3, 1997. Exhibit 5.01(q)(2) sets forth (a) the name of each Sellers Employee who was employed by any Seller on February 1, 1997 and who is employed by XLConnect on the date hereof, (b) each person who was employed by XLConnect on February 1, 1997 and who is a Sellers Employee on the date hereof and (c) each Sellers Employee who has left the employ of Sellers since February 1, 1997. Except as described on Exhibit 5.01(q)(1), no Sellers Employee is a party to a confidentiality agreement or non-competition agreement with Sellers, Shareholder or any of their respective Affiliates (including, without limitation, XLConnect). To the Knowledge of Sellers and Shareholder, since May 3, 1997 no Sellers Employee has provided notice to Shareholder or Sellers of his or her intention to terminate his or her relationship with Sellers. Neither Shareholder nor Sellers has Knowledge of any plan of any Sellers Employee to do so. Exhibit 5.01(q)(3) sets forth the head count for Sellers Employees by function and name as of February 1, 1997 and May 3, 1997.

          (r) Compliance with Laws. Shareholder and Sellers have complied in all material respects with all applicable statutes, regulations, orders, ordinances and other laws of the United States of America, all state, local and foreign governments and other governmental bodies and authorities, and agencies of any of the foregoing relating to the Business to which they are subject and any undertakings of Shareholder or Sellers to any of the foregoing. Neither Shareholder nor any Seller has received any notice to the effect that, or otherwise been advised that, it is not in compliance with any of such statutes, regulations and orders, ordinances, other laws or undertakings, and neither Sellers nor Shareholder has any reason to anticipate that any presently existing circumstances are likely to result in violations of any such regulations which could, in any one case or in the aggregate, cause a material loss to Sellers or otherwise have a material adverse effect on the Business. To Sellers' Knowledge, there is not presently pending any proceeding, hearing or investigation with respect to the adoption of amendments or modifications to existing laws or ordinances, regulations or restrictions which, if adopted, would materially adversely affect the Business.

          (s)  Transactions with Certain Persons.   Except as set forth on
Exhibit 5.01(s), no executive officer or director or employee of Sellers or Shareholder or, to the Knowledge of Sellers or Shareholder, a member of such persons' immediate family is presently a party to any transaction with Sellers relating to the Business, including, without limitation, any contract, agreement or other arrangement (i) providing for the furnishing of services by, (ii) providing for the rental of real or personal property from, or (iii) otherwise requiring payments to (other than services as officers, directors or employees) any such person or corporation, partnership, trust or other entity in which any such person has a substantial interest as a shareholder, officer, director, trustee or partner.

          (t) Clients; Relationship with Accounts. No client, customer or supplier of Sellers has provided written notice to Sellers of its intention to terminate its relationship with Sellers or to substantially reduce the amount of business it provides to Sellers. Neither Sellers nor Shareholder has Knowledge of any plan of any client, customer or supplier to do so. Attached hereto as Exhibit 5.01(t) is a true, complete and accurate list of Sellers' twenty largest accounts with respect to the Business (in terms of net revenues) during the twelve (12) month period ending on February 1, 1997.

          (u) Absence of Certain Changes or Events. Except as set forth on Exhibit 5.01(u) or as disclosed in the May 3 Balance Sheet, since February 1, 1997, there has not been any:

          (i) change in the financial condition, assets, liabilities, earnings or business of Sellers, except for changes which have been in the ordinary course of business and which have not, individually or in the aggregate, been materially adverse to the Business;

          (ii) change in the number of shares of capital stock of any Seller issued and outstanding or any declaration, setting aside, or payment of any dividend or other distribution (whether in cash, securities, property or otherwise) in respect of any Seller's capital stock;

          (iii) (A) increase in the compensation payable or to become payable by any Seller to any Sellers Employee, (B) any bonus, incentive compensation, service award or other like benefit, granted, made or accrued, contingently or otherwise, to or to the credit of any Sellers Employee, or (C) any employee welfare, pension, retirement, profit-sharing or similar payment or arrangement (whether or not subject to ERISA) made or agreed to by any Seller except pursuant to the existing plans and arrangements described in Exhibit 5.01(m) hereto;

          (iv) significant labor trouble, or any material controversies or material unsettled grievances threatened between any Seller and any Company Personnel or a collective bargaining organization representing or seeking to represent Company Personnel;

          (v) addition to or modification or amendment of the Sellers Benefit Plan other than (A) contributions made for the fiscal year ended February 1, 1997 in accordance with the normal practices of Sellers and Shareholder or (B) the extension of coverage to other Company Personnel who became eligible after February 1, 1997;

          (vi) mortgage, pledge or subjection to any Encumbrance of any of Seller's or Shareholder's assets used in the Business, except the lien of Taxes not yet due and payable;

          (vii) sale, assignment or transfer of any assets of Sellers or Shareholder that are material, singly or in the aggregate, to the Business other than in the ordinary course;

          (viii) waiver of any rights of substantial value to Sellers or Shareholder with respect to the Business whether or not in the ordinary course of business;

          (ix) cancellation or termination by Sellers or Shareholder of any contract, agreement or other instrument material to the Business to which Sellers or Shareholder is or was a party;

          (x) liability incurred by Sellers or Shareholder with respect to the Business except liabilities incurred in the ordinary course of business;

          (xi) capital expenditure or the execution of any lease providing for annual payments with respect to any aspect of the Business or any incurring of liability therefor in the aggregate in excess of $250,000 or in excess of $100,000 with respect to any single lease or expenditure;

          (xii) borrowing of money by Sellers or Shareholder with respect to the Business or guaranteeing of any indebtedness of others with respect to the Business except in the ordinary course of the Business;

          (xiii) lending of any money or otherwise pledging the credit of Sellers with respect to the Business;

          (xiv)  failure to conduct the Business in the ordinary course;

          (xv) change in the method of accounting or accounting practice of Sellers or Shareholder with respect to the Business;

          (xvi) except as set forth in Exhibit 5.01(q)(2), loss of services of any Sellers Employee;

          (xvii) cancellation by any supplier, customer or contractor which is material to the Business;

          (xviii) extraordinary item of loss (as defined in Opinion No. 30 of the Accounting Principles Board of the American Institute of Certified Public Accountants); or

          (xix) agreement by Sellers or Shareholder to do any of the foregoing.

          (v) Disclosure. The representations of Sellers and Shareholder in this Agreement or in any Exhibit hereto, do not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements included therein or herein, in the light of the circumstances in which they are made, not misleading.

          (w) Delivery of Updated Exhibits. Not less than five (5) business days prior to the Closing Date, Sellers shall have the right to deliver to Buyer a certificate (the "Sellers Update Exhibits") disclosing therein any events which have occurred (other than as the result of a breach by Sellers or Shareholder of their respective covenants and undertakings made herein) after the date hereof which render untrue and incorrect any of the representations and warranties made by Sellers and Shareholder herein and the specific Exhibit to which such update relates and the disclosure contained in such Sellers Update Exhibits shall be deemed to qualify and supplement the representation or warranty to which such disclosure relates, subject in any event to Buyer's right to terminate this Agreement in accordance with Section 9.02(b).

          (x) Officers and Directors with Knowledge. The persons listed on Schedule A are all those charged with principal operating responsibility by Shareholder and Sellers for the matters that are the subject of the representations and covenants contained in this Agreement.

          Section V.02 Representations and Warranties of Buyer. Buyer hereby represents and warrants to Sellers and Shareholder all of the following except and as to the extent expressly disclosed in Exhibits to this Agreement, with reference to the corresponding paragraph of this
Section 5.02 to which each disclosure relates:

          (a) Organization and Good Standing of Buyer. Buyer is duly organized and validly existing under the laws of the State of Delaware, and has all requisite corporate power to carry on its business as it is now being conducted.

          (b) Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement, the Escrow Agreement, the Transition Services Agreement and the Assignment Agreement have been duly and validly authorized and approved by all necessary action on behalf of Buyer, and Buyer has the power and authority to execute, deliver and perform this Agreement and to consummate the transactions hereby contemplated, and no other corporate or stockholder approval or authorization is required of Buyer by law or otherwise in order to make this Agreement, the Escrow Agreement, the Transition Services Agreement and the Assignment Agreement the valid and binding obligations of Buyer (except any approval required under the HSR Act) enforceable against Buyer in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights in general or by general principles of equity.

          (c) No Conflict. The execution, delivery and performance by Buyer of this Agreement, the Escrow Agreement, the Transition Services Agreement and the Assignment Agreement, compliance by Buyer with the provisions of this Agreement and the consummation by Buyer of the transactions contemplated hereby (i) will not violate in any material respect any provision of applicable law to which Buyer is subject (except pursuant to the requirements of the HSR Act), (ii) will not conflict with any provision of the Certificate of Incorporation or By-laws of Buyer or conflict with or constitute a default (or with notice or lapse of time or both, constitute a default) under, or result in the termination of, or accelerate the performance required by any of the terms, conditions or provisions of any contract, agreement or other instrument binding on Buyer, which conflict, default, termination or acceleration would have a material adverse impact upon Buyer, (iii) except for compliance with the requirements of the HSR Act, does not require the consent or approval of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, and (iv) does not violate any order, writ, injunction, decree, arbitral award, statute, rule or regulation applicable to Buyer, violation of which would have a material adverse impact upon Shareholder or Sellers.

          (d) No Brokers. Buyer has not made contact or had any dealings with or entered into, and will not enter into, any agreement, arrangement or understanding with any broker, leasing agent, finder or similar person or entity with respect to this Agreement and the transactions contemplated hereby which will result in the obligation of Shareholder or Sellers to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

          (e) Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer threatened against or affecting, Buyer before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Closing.

          (f) XLC Common Customer. On the Closing Date, each XLC Common Customer will be a customer to which Buyer and/or any GECITS Entities, collectively, provided Computer Services with an aggregate invoice amount of $25,000 or more in 1996 or in the first six months of 1997 on an annualized basis.

          Section V.03 Representations and Warranties of XLConnect. XLConnect hereby represents and warrants to Buyer that it (a) has duly authorized, executed and delivered this Agreement, (b) has good, indefeasible and marketable title to the Power by the Hour Agreements and the Purchased Assets related thereto and (c) the revenues for the first quarter of 1997 with respect to the agreement referred to in item 19A of
Exhibit 5.01(d)(1)(A) were not less than $168,000.

                               ARTICLE VI
                               ----------
       Conditions Precedent to Obligations of Buyer and Sellers
       --------------------------------------------------------

          Section VI.01 Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, or the waiver by Buyer, on or prior to the Closing Date, of the following conditions:

          (a) Representations and Warranties True at the Closing Date. The representations and warranties of Sellers and Shareholder contained in this Agreement shall be deemed to have been made again at and as of the Closing Date and shall then be true and correct, subject to Sellers Update Exhibits as set forth in Section 5.01(w).

          (b) Compliance with Covenants. All the terms, covenants, agreements and conditions of this Agreement to be complied with and performed by Sellers and Shareholder on or prior to the Closing Date shall have been duly complied with and performed in all material respects.

          (c) Delivery of Closing Documents. Sellers and Shareholder shall have delivered to Buyer on or prior to the Closing Date all the documents required to be delivered pursuant to Section 7.01.

          (d) Opinion of Sellers' and Shareholder's Counsel. Buyer shall have received an opinion of Pepper, Hamilton & Scheetz, LLP, counsel to Sellers and Shareholder, and opinions of Ohio counsel, Arkansas counsel and Texas counsel to Sellers and Shareholders, each dated the Closing Date and addressed to Buyer, in form and substance satisfactory to Buyer, to the effect that:

               (i) Shareholder and each Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has the corporate power to carry on its business as it is then being conducted;

               (ii) Shareholder is the owner of record of all of the capital stock of each Seller except that The Future Now, Inc. is the owner of record of all of the capital stock of XLSource.

               (iii) Shareholder and each Seller has full corporate power and authority to enter into this Agreement, the Assignment Agreement, the Escrow Agreement, the Transition Services Agreement and the bills of sale, assignments and other instruments of transfer referred to in this Agreement to which it is a party and to consummate the transactions contemplated hereby, and all corporate and other proceedings required to be taken by or on the part of Shareholder and each Seller to authorize it to enter into this Agreement, the Assignment Agreement, the Escrow Agreement, the Transition Services Agreement and the bills of sale, assignments and other instruments of transfer referred to in this Agreement and to consummate the transactions contemplated hereby have been duly and properly taken;

               (iv) This Agreement, the Escrow Agreement, the Assignment Agreement, the Transition Services Agreement, the bills of sale, assignments and other instruments of transfer delivered by Shareholder and Sellers pursuant to Section 7.01 to which Shareholder or Sellers is or are a party have been duly executed and delivered by Shareholder or Sellers, as appropriate, and each constitutes a legal, valid and binding obligation of Shareholder and Sellers, as the case may be, enforceable in accordance with its respective terms;

               (v) The execution, delivery and performance by Shareholder and Sellers of the agreements and instruments referred to in paragraph (iv) above to which Sellers or Shareholder is a party, (A) will not conflict with or violate any provision of any applicable law, rule or regulation or any order, writ, injunction or decree known to such counsel,
(B) will not conflict with any provision of the Articles of Incorporation or By-laws of Sellers or Shareholder and, to the actual knowledge of such counsel, will not conflict with or result in the breach of any term or provision of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of the Purchased Assets pursuant to, any indenture, mortgage, lease, agreement or other instrument to which Sellers or Shareholder is a party or by which it is bound and (C) except for compliance with the requirements of the HSR Act, do not require the consent or approval of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality; and

               (vi) To the knowledge of such counsel, there is no action, suit or proceeding pending or threatened in any Federal, state, municipal or other court, agency or other governmental body seeking to restrain or prohibit the consummation of the transactions contemplated hereby, except as described in such opinion;

and as to such other matters as Buyer may reasonably request. Such opinion may be limited by its terms to the laws of the United States of America and the Commonwealth of Pennsylvania and the States of Ohio, Arkansas and Texas and may be given subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforceability of creditors' rights generally and be limited to the extent that enforcement may be affected by the availability of equitable remedies or the applicability of principles of equity.

          (e) Approvals and Consents. Sellers and Shareholder shall have obtained all requisite approvals and consents from governmental or regulatory bodies or agencies, whether Federal, state or local. Consents to assignment of the Assigned Agreements shall have been obtained by Shareholder and/or Sellers if and to the extent required by the terms of such Assigned Agreement. Sellers shall obtain a certificate from the landlord with respect to each Lease to the effect (i) that such Lease has not been amended, modified or supplemented and is in full force and effect on the Closing Date, (ii) the date to which payments under such Lease have been made, (iii) that there is no default or event which, with notice or the passing of time, would constitute a default under such Lease and (iv) that there are no setoffs, defenses or counterclaims against enforcement of the obligations to be performed under such Lease in favor of the party executing such consent.

          (f) Litigation. As of the Closing Date, there shall not be in effect any judgment, order, injunction or decree of any court of competent jurisdiction, the effect of which is to prohibit or restrain the consummation of the transactions contemplated by this Agreement.

          (g) No Material Adverse Change. Since February 1, 1997 there shall not have been any material adverse change in the business, assets or financial condition of the Business.

          (h) No Change in Law. There shall not have been any action, or any statute enacted, by any government or agency thereof which would render the parties unable to consummate the transactions contemplated herein or make the transactions contemplated herein illegal, prohibit or restrict the consummation of the transactions contemplated herein. In the case of failure of the condition set forth in this Section 6.01(h), Buyer shall deliver to Sellers and Shareholder an opinion of counsel to such effect.

          (i) Telephone and Fax Numbers. Sellers shall have delivered to Buyer a letter from Sellers addressed to Sellers' telephone companies instructing such companies to transfer Sellers' telephone and fax numbers relating to the Business at the Acquired Sites to Buyer.

          (j) Escrow Agreement; Transition Services Agreement. On the Closing Date, Sellers shall have duly executed and delivered to Buyer the Escrow Agreement and Sellers and Shareholder shall have duly executed and delivered to Buyer the Transition Services Agreement.

          (k) Liens and Encumbrances. All Encumbrances on the Purchased Assets shall have been released and executed instruments of release and termination statements satisfactory to Buyer shall have been delivered to Buyer.

          (l) HSR Act. Any applicable waiting period under HSR Act shall have expired or been terminated.

          (m) Closing Date Physical Count. The Closing Date Physical Count shall be made in accordance with GAAP.

          (n) Satisfactory Phase I. The Phase I environmental review undertaken on behalf of the Buyer shall be satisfactory to Buyer with respect to the Acquired Sites and shall be completed as soon as reasonably practicable following the date hereof.

          (o)  Delivery of Revised and Updated Exhibits.  Not more than ten
(10) business days nor less than five (5) business days prior to the Closing Date, XLSource shall deliver to Buyer copies of the revised Exhibits required by Section 8.01(k), which revised Exhibits shall not reflect any changes which identify a breach by Shareholder or any Seller of any covenant contained in this Agreement, which are not consistent with the past practices of the Business. Any Sellers Updated Exhibits delivered pursuant to Section 5.01(w) shall be reasonably satisfactory to Buyer.

          (p) Revenues of Business. The gross revenues of the Business for the three fiscal month period ended on the last day of the fiscal month immediately preceding the Closing Date shall be not less than $115,000,000.

          (q) Provision of Product and Services. XLConnect shall have entered into an agreement with Buyer or another GECITS Entity with respect to the provision of product and services in the geographic areas in which the Acquired Sites and the Other Sites are located.

          (r) XLConnect Oracle Service Agreement. XLConnect shall have entered into a service agreement with Buyer or another GECITS Entity, reasonably satisfactory to Buyer or such GECITS Entity, for a term of up to six months with up to two three-month extensions, to provide management services with respect to the Oracle software referred to in item 5 of
Exhibit 5.01(d)(1)(D) on a cost plus margin basis. All payments under such service agreement shall be prepaid on the Closing Date in an amount to be agreed by Buyer and XLConnect.

          Section VI.02  Conditions to Obligations Of Sellers and
Shareholder. The obligations of Sellers and Shareholder to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, or the waiver by Sellers and Shareholder, on or prior to the Closing Date, of the following conditions:

          (a) Representations and Warranties True at the Closing Date. The representations and warranties of Buyer contained in this Agreement shall be deemed to have been made again at and as of the Closing Date and shall then be true and correct.

          (b) Compliance with Covenants. All the terms, covenants, agreements and conditions of this Agreement to be complied with and performed by Buyer on or prior to the Closing Date shall have been duly complied with and performed in all material respects.

          (c) Delivery of Closing Documents. Buyer shall have delivered to Shareholder and Sellers on or prior to the Closing Date all the documents required to be delivered pursuant to Section 7.02.

          (d) Opinion of Buyer's Counsel. Sellers and Shareholder shall have received an opinion or opinions of Dewey Ballantine, counsel for Buyer dated the Closing Date and addressed to Seller and Shareholder, to the effect that:
               (i) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

               (ii) Buyer has full corporate power and authority to enter into this Agreement, the Escrow Agreement, the Transition Services Agreement and the Assignment Agreement and to consummate the transactions contemplated hereby, and all corporate and other proceedings required to be taken by or on the part of Buyer to authorize it to enter into this Agreement, the Escrow Agreement, the Transition Services Agreement and the Assignment Agreement and to consummate the transactions contemplated hereby have been duly and properly taken;

               (iii) Each of this Agreement, the Escrow Agreement, the Transition Services Agreement and the Assignment Agreement has been duly executed and delivered by Buyer and each such agreement constitutes a legal, valid and binding obligation of Buyer, enforceable in accordance with its terms;

               (iv) The execution, delivery and performance by Buyer of the instruments and agreements referred to in paragraphs (iii) above, (A) will not conflict with or violate any provision of any applicable law, rule or regulation or any order, writ, injunction or decree known to such counsel, (B) will not conflict with any provision of the Certificate of Incorporation or By-laws of Buyer and, to the actual knowledge of such counsel, will not conflict with or result in a breach of any term or provision of, or constitute a default under, any indenture, mortgage, lease, agreement or other instrument to which Buyer is a party or by which it is bound, and (C) do not require the consent or approval of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality; and

               (v) To the knowledge of such counsel, there is no action, suit or proceeding pending or threatened in any Federal, state, municipal or other court, agency or other governmental body seeking to restrain or prohibit the consummation of the transactions contemplated hereby, except as described in such opinion.

Such opinion may be limited to the laws of the State of New York and the General Corporation Law of the State of Delaware and such opinion may be given subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforceability of creditors' rights generally and be limited to the extent that enforcement may be affected by the availability of equitable remedies or the applicability of principles of equity.

          (e) Consideration. The Direct Payment shall have been paid to Seller and the Escrow Deposit shall have been paid to the Escrow Agent, in each case, in accordance with Section 3.01 and Buyer shall have executed and delivered to Seller the Assignment Agreement.

          (f) No Change in Law. There shall not have been any action, or any statute enacted, by any government or agency thereof which would render the parties unable to consummate the transactions contemplated herein or make the transactions contemplated herein illegal, prohibit or restrict the consummation of the transactions contemplated herein. In the case of failure of the condition set forth in this Section 6.02(f), Seller and Shareholder shall deliver to Buyer an opinion of counsel to such effect.

          (g) Litigation. As of the Closing Date, there shall not be in effect any judgment, order, injunction or decree of any court of competent jurisdiction, the effect of which is to prohibit or restrain the transactions contemplated by this Agreement.

          (h) HSR Act. Any applicable waiting period under the HSR Act shall have expired or been terminated.

          (i) Approvals and Consents. Sellers and Shareholder shall have obtained all requisite approvals and consents from governmental or regulatory bodies or agencies, whether Federal, state or local. Sellers and Shareholder shall have obtained all requisite consents from each entity providing financing for the Business, the consent of which is necessary to deliver the Purchased Assets to Buyer free and clear of all Encumbrances.

          (j) Escrow Agreement; Transition Services Agreement. On the Closing Date, Buyer shall have duly executed and delivered to Sellers the Escrow Agreement and Buyer shall have duly executed and delivered to Sellers and Shareholder the Transition Services Agreement.

          (k) Provision of Product and Services. XLConnect shall have entered into an agreement with Buyer or another GECITS Entity with respect to the provision of product and services in the geographic areas in which the Acquired Sites and the Other Sites are located.

          (l) Consent of Shareholder's Shareholders. If the RND Closing Date shall have occurred prior to the Closing Date, Shareholder shall have obtained all requisite approvals of its shareholders to the transactions contemplated by this Agreement.

          (m) XLC Common Customers. Buyer's list of XLC Common Customers shall be reasonably satisfactory to XLSource.

                              ARTICLE VII
                              -----------
                Documents to be Delivered on Closing Date
                -----------------------------------------

          Section VII.01 Documents to be Delivered by Shareholder and Sellers on Closing Date. On the Closing Date, Shareholder and Sellers shall deliver to Buyer, in form and substance satisfactory to Buyer and its counsel:

          (a) Conditions Precedent. The documents, agreements and instruments referred to in Section 6.01 as conditions precedent to the obligations of Buyer.

          (b) Officer's Certificates. Certificates signed by the President or Vice President of Shareholder and the President of each Seller with respect to the matters referred to in Section 6.01(a) and (b).

          (c) Bills of Sale. Bills of sale duly executed by the Sellers conveying the Purchased Assets at the Closing Date.

          (d) Assignment Agreement, Escrow Agreement and Transition Services Agreement. The Assignment Agreement and the Transition Services Agreement duly executed by Sellers and Shareholder and the Escrow Agreement duly executed by Sellers and Escrow Agent.

          (e) Resolutions of the Sellers and the Shareholder. A true and complete copy, certified by the Secretary or an Assistant Secretary of each of the Sellers and the Shareholder, of the resolutions duly and validly adopted by the Board of Directors of each Seller and the Shareholder evidencing its authorization of the execution and delivery of this Agreement and the other agreements to be executed by the Sellers and the Shareholder, as applicable, as contemplated hereby and the consummation of the transactions contemplated hereby.

          (f) Incumbency Certificate of the Sellers and the Shareholder. A certificate of the Secretary or an Assistant Secretary of each Seller and the Shareholder certifying the names and signatures of the officers of each Seller and the Shareholder, as applicable, authorized to sign this Agreement and the other documents to be delivered hereunder.

          (g) Organizational Documents. A copy of (i) the Articles of Incorporation, as amended (or similar organizational documents), of each Seller and the Shareholder certified by the Secretary or Department of State of the state or commonwealth of incorporation of such Seller and the Shareholder, respectively, as of a date not earlier than three (3) business days prior to the Closing Date and accompanied by a certificate of the Secretary or Assistant Secretary of each Seller and the Shareholder, dated as of the Closing Date, stating that no amendments have been made to such Articles of Incorporation since such date and (ii) the By-laws of each Seller and the Shareholder, certified by the Secretary or Assistant Secretary of each such entity.

          (h) Good Standing; Qualification to Do Business. The Buyer shall have received a good standing certificate from the Secretary or Department of State of (i) each jurisdiction in which any Sellers or the Shareholder is incorporated or organized, and (ii) each other jurisdiction in which the Sellers or Shareholder is conducting the Business requiring it to qualify in such jurisdiction, in each case dated as of a date not earlier than three (3) Business Days prior to the Closing Date and accompanied by bring-down telegrams or facsimiles (to the extent available in the relevant jurisdictions) dated the Closing Date.

          (i) Further Instruments. Such further instruments of assignment, conveyance or transfer or other instruments covering the Purchased Assets or any part thereof, and such further instruments with respect to the transactions contemplated hereby, as Buyer may reasonably request.

          Section VII.02 Documents to be Delivered by Buyer on Closing Date. On the Closing Date, Buyer shall deliver to Sellers and Shareholder in form and substance satisfactory to Shareholder and Sellers and their counsel:

          (a) Conditions Precedent. The payments, documents, agreements and instruments referred to in Section 6.02 as conditions precedent to the obligations of Shareholder and Sellers.

          (b) Officer's Certificate. A certificate signed by the President or a Vice President of Buyer with respect to the matters referred to in Section 6.02(a) and (b).

          (c) Other Documents. The Assignment Agreement, the Transition Services Agreement and the Escrow Agreement, each duly executed by Buyer.

          (d) Further Instruments. Such further instruments with respect to the transactions contemplated hereby, including instruments of assumption, as Sellers may reasonably request.

                                ARTICLE VIII
                                ------------
                        Further Covenants and Agreements
                        of Sellers, Shareholder and Buyer
                        ---------------------------------

          Section VIII.01 Further Covenants and Agreements of Shareholder and Sellers. Shareholder and Sellers agree that:

          (a) Conduct of Business Pending Closing. From the date of this Agreement to the Closing Date, Shareholder and Sellers:

               (i) will maintain the Purchased Assets and not remove any Purchased Assets from the Acquired Sites or the Other Sites except in the ordinary course of business;

               (ii)     will perform their obligations under the Assigned
Agreements;

               (iii) will conduct the Business only in the ordinary course;

               (iv) will not (A) fail to comply in any material respect with any laws, ordinances, regulations or other governmental restrictions applicable in any respect to the Business or any of the Purchased Assets,
(B) grant any powers of attorney to act for the Business after the Closing Date, (C) mortgage or pledge or otherwise encumber any of the Purchased Assets except in the ordinary course of business consistent with past practices and pursuant to agreements in existence on the date hereof, copies of which have been provided to Buyer, (D) cancel or terminate any contract, agreement or other instrument material to the Business, other than contracts, agreements and other instruments which are not to be assigned to Buyer unless Shareholder or Sellers is otherwise obligated to maintain them in effect or are necessary for the conduct of the Business,
(E) engage in or enter into any material transaction with respect to the Business of any nature not expressly provided for herein, (F) pay any dividend or make any other distribution or payment to the Shareholder or Sellers, (G) amend, modify or supplement any Employment Contract listed on
Exhibit 5.01(q)(1) (H) issue any additional shares of capital stock of the Sellers or any options, rights or warrants exchangeable for or convertible into any shares of capital stock of the Sellers or (I) establish, create or participate in any new Sellers Benefit Plan or any new Employee Pension Benefit Plan (or amend or modify any existing Sellers Benefit Plan or Employee Pension Benefit Plan, except for immaterial amendments or modifications to any Sellers Benefit Plan or Employee Pension Benefit Plan which covers employees of Shareholder or its Subsidiaries other than Sellers Employees) which, if entered into, created or established prior to the date of this Agreement, would be required to be listed (or, in the case of modifications and amendments, pertains to a Sellers Benefit Plan or Employee Pension Plan which is presently listed) on an Exhibit to this Agreement;

               (v) (A) take such action as may reasonably be necessary to preserve the Purchased Assets, (B) maintain inventory of the kinds and in the quantities maintained in the ordinary course of the Business, (C) maintain its books and records in a manner consistent with past practices and promptly advise Buyer in writing of any material adverse change in the condition (financial or otherwise) of the Purchased Assets or the Business of Seller and (D) use its reasonable commercial efforts to preserve the organization of the Business intact and continue its operations at its present levels, to keep available to Buyer the services of Company Personnel and to preserve the goodwill of the suppliers, customers, creditors and others having business relations with Sellers or Shareholder in connection with the Business; and

               (vi) without the prior written consent of Buyer, permit any Sellers Employees as of May 3, 1997 to be hired by XLConnect.

          (b) Access to the Business. (i) Sellers and Shareholder shall, from the date hereof up to and including the Closing Date, permit Buyer and Buyer's attorneys, accountants, agents and representatives full access to the books, records, business and assets of Sellers and Shareholder with respect to the Business at any reasonable time and in any reasonable manner on reasonable advance notice and in a manner that does not interrupt Seller's business. Buyer shall have the right to meet with customers and suppliers of Shareholder and Sellers with respect to the Business and Sellers and Shareholder will give Buyer full cooperation with respect thereto. Buyer will cooperate and consult with Seller and Shareholder in arranging any meetings with such customers and suppliers.

          (c) Corporate Name. From and after the Closing, Sellers shall possess to the extent permitted by law, to the exclusion of Buyer, all rights to the name XLSource and any variants or derivatives of the foregoing name, and Buyer shall not have any rights whatsoever to the use of such name or any formatives, variants or derivatives of such name; provided, however, that Buyer may use such name during a transition period of 45 days following the Closing Date.

          (d) Changes in Representations and Warranties. Between the date of this Agreement and the Closing Date, Shareholder shall not and neither Sellers nor Shareholder shall permit Sellers to, enter into any transaction, take any action, or by inaction, permit an event to occur, which would result in any of the representations and warranties of Sellers or Shareholder herein contained not being true and correct at and as of
(i) the time immediately following the occurrence of such transaction or event or (ii) the Closing Date. Sellers and Shareholder shall promptly give written notice to Buyer upon becoming aware of (A) any fact which, if known on the date hereof, would have been required to be set forth or disclosed pursuant to this Agreement, and (B) any impending or threatened breach in any material respect of any of the representations and warranties contained in this Agreement and with respect to the latter shall use all reasonable efforts to remedy same.

          (e) Further Assurances. Sellers and Shareholder will cooperate fully with Buyer in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, from and after the Closing Date, from time to time, at Buyer's request and without further consideration, Sellers and Shareholder will execute and deliver such other instruments, including powers of attorney, and take such other action as Buyer may reasonably request to more effectively put Buyer in possession and operating control of all or any part of the Purchased Assets or Acquired Sites.

          (f) No Mergers, Consolidations, Sales of Assets, Etc. of any Seller. Until the earlier of the consummation of the transactions contemplated by the Agreement or the termination date provided for in
Section 9.02 below, neither any Seller nor Shareholder will, directly or indirectly, solicit any inquiries or proposals or enter into or continue any discussions, negotiations or agreements relating to the sale or exchange of the capital stock of any Seller, the merger of any Seller with, or the direct or indirect acquisition or disposition of all or any part of the Purchased Assets otherwise than in the ordinary course of the business of a Seller or Shareholder to or from, any person other than Buyer or its Affiliates or provide any assistance or any information to or otherwise cooperate with any person in connection with any such inquiry, proposal or transaction.

          (g) Minimum Net Worth of Shareholder. From the Closing Date to and including the date of repurchase of uncollected Receivables pursuant to
Section 8.10, Shareholder will maintain a Net Worth not less than $80,000,000 and will not make any distributions, dividends or other payments to the holders of its common shares and thereafter so long as Shareholder shall have any obligations under this Agreement, Shareholder will maintain a Net Worth equal to or greater than $50,000,000 (the "Minimum Net Worth") on a consolidated basis and will not sell, lease, transfer or otherwise dispose of all or substantially all of its assets or consolidate with or merge with or into any Person or permit any Person to merge with or into it, except that the Shareholder may sell all or substantially all of its assets to, or consolidate with or merge with or into, any other corporation, or permit another corporation to merge with or into it; provided that:

               (i) such successor or purchasing corporation (if such corporation shall not be the Shareholder) shall be a corporation incorporated within Canada or the United States of America;

               (ii) the obligations of the Shareholder under this Agreement (including, without limitation, the obligation to maintain a Minimum Net Worth as provided in this Section 8.01(g)) shall be expressly and effectively assumed by such successor or purchasing corporation (if such corporation shall not be the Shareholder); and

              (iii) after giving effect to such sale, consolidation or merger, the Net Worth of such successor or purchasing corporation shall be equal to or greater than the Minimum Net Worth.

          (h) Financial Statements. Sellers shall deliver to Buyer, promptly upon their becoming available but not later than thirty (30) days following the end of each applicable month, copies of monthly statements of assets and liabilities and revenues and expenses for the Business for each of the months and quarters ending after May 3, 1997 and prior to the Closing, which statements will be prepared in accordance with GAAP applied on a consistent basis and will present fairly the financial position of the Business and the results of operations of the Business as of its date except as described in Exhibit 3.01(a)(1).

          (i) Taxes. Sellers and Shareholder shall take all actions and shall file all estimates or reports related to the state Tax requirements of the State in which any Acquired Site or Other Site is located to ensure that Buyer (i) shall not be liable under the laws of such State for the payment of any Taxes as a result of the consummation of the transactions contemplated by this Agreement and (ii) to the extent possible, will not be required to withhold any portion of the Purchase Price.

          (j) Telephone and Facsimile Numbers. Shareholder and Seller shall have delivered to Buyer letters from Shareholder and Seller addressed to Seller's telephone companies instructing such companies to transfer to Buyer the telephone and fax numbers of Seller and Shareholder relating to the Business at the Acquired Sites. Shareholder and Seller will direct all calls made to the Other Sites and relating to the Business to Buyer at the telephone numbers provided by Buyer for such purpose.

          (k) Revised Exhibits Listing Assigned Agreements, Inventory, Receivables and Fixed Assets; Employees. On or prior to the Closing Date Sellers and Shareholder shall amend each of Exhibit 5.01(d)(1)(A), Exhibit 5.01(d)(1)(B), Exhibit 5.01(d)(1)(C), Exhibit 5.01(d)(1)(E), Exhibit
5.01(d)(1)(F), Exhibit 5.01(d)(1)(G) and Exhibit 5.01(d)(3) by delivering to Buyer a revised copy of such Exhibit as of a date not more than ten (10) business days nor less than five (5) business days prior to the Closing Date, together with a copy of each Assigned Agreement included on such amended Exhibit that is not listed on Exhibit 5.01(d)(1)(A) attached hereto. Each such amended Exhibit shall be reasonably satisfactory to Buyer. Following delivery of such amended Exhibits, such amended Exhibits shall replace for all purposes of this Agreement the like numbered Exhibit attached hereto. On and as of the date ten (10) days prior to the Closing Date, Sellers and Shareholder shall deliver to Buyer a list of the changes in the Sellers Employees since May 3, 1997.

          (l) Certain Rights Under Indemnity Agreement. From and after the Closing Date, Shareholder and XLConnect shall treat Buyer and its successors and assigns with respect to the Business as IE Companies within the meaning of and for all purposes under the Indemnification Agreement dated October 22, 1996 by and between Shareholder and XLConnect and Buyer and its successors and assigns shall be entitled to all rights and benefits provided by such Indemnification Agreement.

          (m) Sale of Fixed Assets at Other Sites. Shareholder and Sellers hereby agree to sell to Buyer on the Closing Date all or such portion of the Fixed Assets located at the Other Sites as Buyer, in its sole discretion, determines to purchase. The purchase price for such Fixed Assets shall be the net book value thereof as set forth on Shareholder's or Sellers' books and records and shall be paid by Buyer on the Closing Date.

          Section VIII.02  Consents to Assignments; Permits.   Anything in
this Agreement or the bills of sale notwithstanding, to the extent that any Assigned Agreement to be sold, assigned, transferred or conveyed to Buyer, or any claim, right or benefit arising thereunder or resulting therefrom (the "Interests"), is not capable of being sold, assigned, transferred or conveyed without the approval, consent or waiver of the other party thereto, or any third person (including a government or governmental unit), or if such sale, assignment, transfer or conveyance or attempted assignment, transfer or conveyance would constitute a breach thereof or a violation of any law, decree, order, regulation or other governmental edict, except as expressly otherwise provided herein, this Agreement shall not constitute a sale, assignment, transfer or conveyance thereof, or an attempted assignment, transfer or conveyance thereof. After the Closing, until any Interest has been validly and effectively assigned to Buyer, (i) prior to the date two years following the Closing Date, Shareholder and Sellers, as the case may be, shall hold such Interest for the benefit of Buyer and Buyer shall be entitled to receive all benefits under such Interest and shall be responsible for the obligations under such Interest to the extent relating to the benefits received, and (ii) any such Interest shall, notwithstanding the failure to receive any approval, consent or waiver (but so long as the same shall not constitute a violation of law), be deemed to be assigned, transferred or conveyed to Buyer if (x) written notice of such assignment, transfer or conveyance is given to the other party to such Interest on or before the Closing Date and (y) the other party to such Interest does not, within three months after the Closing, object to such assignment, transfer or conveyance or acts in a manner inconsistent with such assignment, transfer or conveyance.

          Section VIII.03  Survival of Representations, Warranties, Etc.
(a) All covenants and agreements of the parties made in this Agreement or provided herein shall survive the Closing Date without limit, unless otherwise specifically provided herein. All representations and warranties of the parties made in this Agreement or as provided herein shall survive the Closing Date and for a period ending on May 3, 1999, notwithstanding any investigation at any time made by or on behalf of the other party; provided, however, that the representations and warranties relating to any Tax and any environmental matter shall survive until six months after the applicable statute of limitations (or any extension thereof) has expired (as the case may be, the applicable "Survival Period"); and provided, further, that, any representation or warranty which is the subject of a claim or dispute asserted prior to the expiration of the Survival Period shall survive with respect to such claim or dispute until final resolution thereof. All claims for indemnity hereunder shall be made in writing, and shall state with reasonable specificity the matter for which indemnification is sought.

          (b) Shareholder's and Sellers' Agreement to Indemnify. Shareholder and Sellers, jointly and severally, hereby agree to indemnify and hold Buyer and its shareholders and their officers and directors harmless from and against any and all claims, liabilities, losses, damages or injuries, together with costs and expenses, including reasonable legal fees, arising out of or resulting from (i) any incorrectness or incompleteness in the representations and warranties made by Shareholder, XLConnect or Sellers in this Agreement, (ii) any breach in any material respect by Shareholder or Sellers, unless waived, of any covenant or agreement of Shareholder or Sellers contained in or arising out of this Agreement, (iii) the Business conducted by Sellers, or otherwise in connection with the Purchased Assets or the Assumed Liabilities, prior to the Closing Date other than obligations in respect of Assumed Liabilities which are due, in accordance with their terms, after the Closing Date or included on the Closing Date Balance Sheet, (iv) any failure by Buyer, Shareholder or Sellers to comply with the bulk sales laws of any jurisdiction except to the extent the claim is predicated on payment of an Assumed Liability after the Closing Date and the failure of Buyer to pay such Assumed Liability, (v) any and all actions, suits, proceedings, claims, demands, assessments and judgments incidental to the foregoing or the enforcement of such indemnification and (vi) all Environmental Liabilities and Costs.

          In addition to the foregoing provisions of this Section 8.03(b) and without limiting the generality of such provisions, Seller and Shareholder, jointly and severally, agree to fully indemnify and hold harmless Buyer and its affiliates and stockholders, officers and directors of any of the foregoing against and in respect of and, on demand, will reimburse Buyer and its affiliates for: (a) any and all liability whatsoever, and however imposed (including any claim asserted against or deficiency assessed against or collected from or paid by Buyer or any affiliates thereof), in respect of any Taxes of Sellers (or any predecessors of Sellers) and Shareholder for any and all periods through the period ending on the Closing Date, without regard to whether or not the existence of such liability would constitute a breach of a representation or warranty made by Sellers or Shareholder hereunder and (b) any and all liabilities of Sellers existing on, or arising under or relating to activities or transactions of Sellers other than the Assumed Liabilities.

          (c) Buyer's Agreement to Indemnify. Buyer hereby agrees to indemnify and hold Shareholder, Sellers and Sellers' and Shareholder's officers and directors harmless from and against any and all claims, lia-bilities, losses, damages or injuries, together with costs and expenses, including reasonable legal fees, arising out of or resulting from (i) any incorrectness or incompleteness in the representations and warranties made by Buyer in this Agreement, (ii) any breach in any material respect by Buyer, unless waived, of any covenant or agreement of Buyer contained in or arising out of this Agreement (iii) the business conducted by Buyer at the Acquired Sites, or otherwise in connection with the Purchased Assets on or after the Closing Date and (iv) the Assumed Liabilities other than obligations in respect of Assumed Liabilities which are due, in accordance with their terms, on or before the Closing Date and are not included on the Closing Date Balance Sheet.

          (d) Claims. Each party shall retain its own counsel and defend itself, subject to being reimbursed by the indemnifying party for reasonable attorneys' fees and expenses pursuant to this Section 8.03. The indemnified party agrees to promptly give the indemnifying party written notice of any claim, demand, action, suit, proceeding or discovery of fact upon which the indemnified party intends to base a claim for indemnification ("Claim") under this Section 8.03. The indemnifying party shall have the right to participate jointly with the indemnified party in the indemnified party's defense of any Claim. If the indemnifying party shall take over the responsibility for the defense of any Claim, the indemnifying party's obligation to reimburse the indemnified party's reasonable attorney's fees and expenses shall cease so long as the indemnifying party is not in default in its obligations under this Section 8.03(d) with respect to such Claim. With respect to any issue involved in any such Claim, as to which the indemnifying party shall have acknowledged in writing the obligation to indemnify the indemnified party hereunder, the indemnifying party shall have the sole right to defend, settle or otherwise dispose of such Claim, on such terms as the indemnifying party, in its sole discretion, shall deem appropriate; provided that such terms do not result in any expense to the indemnified party. In addition, the parties agree to cooperate in any defense or settlement and to give each other full access to all information relevant thereto.
          (e) Remedies. Any claim by Buyer hereunder may be satisfied from amounts held pursuant to the Escrow Agreement. Nothing herein shall preclude the assertion by Buyer, Sellers or Shareholder, as applicable, of any rights or remedies available to them at law or equity (including, but not limited to, any right of set-off) in respect of the foregoing agreements of indemnity. Sellers and Shareholder acknowledge that irreparable damage would result if the provisions of Sections 8.01(b), (d) and (h) were not complied with in accordance with their respective specific terms. Accordingly, Sellers and Shareholder agree that Buyer shall have the right, in addition to any other rights or remedies it may have, to injunctive relief, in respect of any failure on the part of Sellers or Shareholder to comply with provisions of Sections 8.01(b), (d) or (h).

          (f) Limitation on Indemnity Obligations. The respective obligations of Sellers and Shareholder under Section 8.03(b) and of Buyer under Section 8.03(c) each shall be limited to an aggregate amount equal to the Purchase Price. Neither Sellers nor Shareholder nor Buyer shall make any Claim unless the aggregate amount of Claims by such party exceeds $100,000; provided, however, that any party making Claims hereunder for an amount in excess of $100,000 shall be entitled to indemnification with respect to the entire amount of its Claims.

          Section VIII.04 Allocations of Purchase Price. After the Closing, Buyer shall provide to Shareholder copies of Internal Revenue Service Form 8594 and any required exhibits thereto with Buyer's proposed allocation of the purchase price among the Purchased Assets. Such allocation shall be based on the fair market value of each Purchased Asset at Closing and otherwise in a manner consistent with Section 1060 of the Code and the regulations thereunder. Within 30 days after the receipt of such Form 8594, Shareholder shall propose to Buyer any changes to such Form 8594 or shall indicate its concurrence therewith. The failure by Shareholder to propose any changes within such 30 days shall be deemed to be an indication of Shareholder's concurrence with such form as proposed by Buyer. Buyer and Shareholder shall endeavor in good faith to resolve any differences with respect to the items on Form 8594. Notwithstanding the foregoing, if Buyer and Shareholder are unable to resolve such differences, then such differences shall be resolved in accordance with Section 8.05. Each of Sellers, Buyer and Shareholder hereby covenants and agrees that it will not take, and will cause each of its subsidiaries not to take, a position on any foreign, Federal, state or local tax return that is in any way inconsistent with the allocation made pursuant to this Section 8.04, unless advised by counsel that its failure to take such inconsistent position would result in it violating applicable law or incurring penalties.

          Section VIII.05 Resolution of Disputes. Buyer and Shareholder shall promptly seek to resolve any dispute arising under Section 8.04 of this Agreement. If Buyer and Shareholder are unable to resolve any such dispute, Buyer and Shareholder will select an accounting firm (if the dispute relates to accounting issues) and/or an independent appraisal firm (if the dispute is one of valuation) mutually acceptable to them to resolve any remaining disputes. If Buyer and Shareholder are unable to agree on the choice of an accounting firm and/or an appraisal firm, they will select a nationally recognized accounting firm or appraisal firm by lot (after excluding their respective regular outside accounting firms and/or appraisal firms). Buyer and Shareholder will share equally the fees and expenses of the accounting firm and/or appraisal firm designated to resolve outstanding disputes. Buyer, Sellers and Shareholder shall be bound by the determinations of such accounting firm and/or appraisal firm.

          Section VIII.06 Inspection of Records. Sellers and Shareholder agree, prior to the Closing Date and for the two year period following the Closing Date, to allow representatives of the Buyer reasonable opportunity from time to time during normal business hours to inspect and make copies of the books of account and other records of Sellers which pertain to the Business and which are not transferred to Buyer hereunder. Sellers and Shareholder further agree, prior to the Closing Date and for the two year period following the Closing Date, to cooperate with Buyer's accountants, counsel and other agents and representatives, and to provide access to the Seller's records with respect to the Business and to use reasonable commercial efforts to provide access to the records of the Seller's independent auditors with respect to the Business (including, without limitation, all financial and accounting books, workpapers and any consolidating and other worksheets of its independent auditors) and to promote the cooperation by its personnel, counsel and independent auditors, for the purpose of preparing audited financial statements of Sellers for the annual periods ending February 1, 1997 and each of the two preceding fiscal years. Buyer shall be solely responsible for the costs and expenses associated therewith.

          Section VIII.07 Non-Competition; Non-Solicitation. (a) Seller and Shareholder. (i) From and after the Closing Date to and including one year following the Closing Date, neither Sellers nor Shareholder or any Affiliate thereof (including, without limitation, XLConnect), will sell, directly or indirectly, any computer product to any XLS Transferred Customer unless such customer is a Common XLS Transferred Customer; provided, however, that Sellers, Shareholder and any such Affiliate will only sell computer product to a Common XLS Transferred Customer at the locations (which shall not include the geographic areas in which any Acquired Site or Other Site is located), in the categories and to the extent (which shall not limit purchase volumes or aggregate revenues) being provided (or the subject of a successful bid to provide which was outstanding on the Closing Date) by Sellers as of the Closing Date to such Common XLS Transferred Customer. During such one year period XLConnect either (x) will purchase all computer product required by XLConnect for any XLS Transferred Customer unless such customer is a Common XLS Transferred Customer and such purchase is for the location, in the category and to the extent being provided by Sellers as of the Closing Date to such Common XLS Transferred Customer, from or (y) will refer all such customers that require computer product for an application to, Buyer or another GECITS Entity. During such one year period, neither Sellers nor Shareholder nor any Affiliate thereof (including, without limitation, XLConnect) shall provide Computer Services (A) to any customer listed on Exhibit 8.07(a),
(B) to any customer that is a party to the Power by the Hour Agreements other than (i) Borden Chemical, Inc. and (ii) network integration and applications services and (C) in connection with the agreement listed in item 19A of Exhibit 5.01(d)(1)(A); provided, however, that they shall not provide power by the hour services to Borden Chemical Inc. Sellers, Shareholder and XLConnect understand that in connection with the negotiations leading up to the entering into of this Agreement, each has received, and that pursuant to this Agreement, each will receive, confidential and proprietary information of Buyer and its Affiliates, including, without limitation, customer lists and other trade secrets.

          (ii) From and after the date hereof to and including the date one year following the Closing Date, neither Sellers, Shareholder or any Affiliate thereof (including, without limitation, XLConnect) will, unless acting with the express written consent of Buyer, directly or indirectly, employ or offer employment to any (x) person who was employed by Shareholder or, any Seller in connection with the Business, Buyer or Buyer's Affiliates or (y) any person who otherwise performed services on a regular basis for Shareholder or any Seller in connection with the Business, Buyer or Buyer's Affiliates, in the case of (x) or (y) during the 12 months immediately preceding the date of this Agreement; provided, however, that after the Closing Date Sellers or Shareholder (a) may hire any Sellers Employee that is not a Transferred Employee and (b) may continue to employ any person employed by Shareholder, any Seller or any Affiliate thereof (including, without limitation, XLConnect) at the Closing Date who is not employed in connection with the Business.

          (b) Buyer. (i) From and after the Closing Date to and including the date one year following the Closing Date, neither Buyer nor the GECITS Entities will provide, directly or indirectly, Computer Services to any XLS Transferred/XLC Customer other than to customers that are parties to the Power by the Hour Agreements or listed on Exhibit 8.07(a) unless such customer is an XLC Common Customer; provided, however, that Buyer and the GECITS Entities will only provide Computer Services to an XLC Common Customer at the locations, in the categories and to the extent (which shall not limit purchase volumes or aggregate revenues) being provided (or the subject of a successful bid to provide which was outstanding on the Closing Date) by Buyer or a GECITS Entity as of the Closing Date or acquired by Buyer or a GECITS Entity after the Closing Date and to XLC Common Customers in locations where Shareholder, Sellers or XLConnect do not provide Computer Services immediately following the Closing Date. During such one year period, Buyer shall and shall cause the GECITS Entities to refer all XLS Transferred/XLC Customers that request Computer Services to XLConnect unless Buyer or the GECITS Entities are permitted to provide Computer Services to such customers in accordance with this Section 8.07(b)(i). Buyer understands that in connection with the negotiations leading up to the entering into of this Agreement, it has received, and that pursuant to this Agreement, will receive, confidential and proprietary information of Shareholder, Sellers and XLConnect, including, without limitation, customer lists and other trade secrets.

          (ii) From and after the date hereof to and including the date one year following the Closing Date, Buyer will not and will cause the GECITS Entities not to, unless acting with the express written consent of Shareholder, directly or indirectly, (A) employ or offer employment to any person who was employed by Shareholder, any Seller or XLConnect at any time between the date hereof and the Closing Date unless such person is a Transferred Employee, a Sellers Employee or any person who otherwise performed services on a regular basis for the Business or in connection with the Transition Services Agreement or (B) solicit to accept employment with Buyer or any GECITS Entity any other employee of any Seller, Shareholder or XLConnect after the Closing Date.

          (c) (i) Each party acknowledges that the restrictions contained in this Section 8.07 hereof are reasonable and necessary to protect the legitimate interests of each party to this Agreement and that each party would not have entered into this Agreement in the absence of such restrictions. Each party also acknowledges that any breach by it of
Section 8.07 hereof will cause continuing and irreparable injury to the other party for which monetary damages would not be an adequate remedy. Each party agrees that it shall not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that an adequate remedy at law exists. In the event of such breach by a party hereto, the other party shall have the right to enforce the provisions of
Section 8.07 of this Agreement by seeking injunctive or other relief in any court, without a requirement that a bond be posted, and this Agreement shall not in any way limit remedies of law or in equity otherwise available to the other party.

          (ii) The one year periods contained in this Section 8.07 shall not include, and shall be deemed extended by, any time required for litigation to enforce the relevant covenants; provided, that the party seeking to enforce such covenant is successful on the merits in any such litigation; and provided, further, that such period shall only be extended to include the time required for litigation if such litigation is commenced by the filing of an action against a party hereto prior to the expiration of the unextended period. The "time required for litigation" is herein defined to mean the period of time from the earlier of a party's first breach as determined by such litigation or settlement thereof of such covenants or service of process upon such party through the earlier of the settlement of or the expiration of all appeals related to such litigation.

          Section VIII.08 Shareholder Guarantees. Buyer will use commercially reasonable efforts to assist Shareholder in obtaining releases in full from its obligations under and pursuant to the liabilities, agreements and guarantees set forth in Exhibit 8.08.

          Section VIII.09 Mutual Cooperation. The parties hereto will cooperate with each other, and will use all commercially reasonable efforts to cause the fulfillment of the conditions to the parties' obligations hereunder and to obtain as promptly as possible all consents, authorizations, orders or approvals from each and every third party, whether private or governmental, required in connection with the transactions contemplated by this Agreement.

          Section VIII.10 Collection of Receivables. (a) Buyer shall use its commercially reasonable efforts to collect the Receivables acquired by Buyer on the Closing Date. Buyer shall allocate all amounts collected with respect to such Receivables to the earliest invoices outstanding for a particular customer except where a particular customer identifies an amount to a particular invoice or an invoice issued by a GECITS Entity. Any Receivables acquired by Buyer on the Closing Date that remain uncollected on the date one hundred twenty (120) days following the Closing Date may be assigned by Buyer to XLSource on or before the date 150 days following the Closing Date. XLSource shall pay Buyer, in immediately available funds on the date of such assignment, an amount equal to the sum of the outstanding amount of such Receivables so assigned and any accrued and unpaid Costs of Carry.

          (b) Shareholder and Sellers, jointly and severally, agree to reimburse Buyer monthly in advance for Buyer's cost to carry the uncollected Receivables acquired by Buyer on the Closing Date at a rate equal to 6.5% per annum on the average monthly outstanding uncollected balance of such Receivables (the "Costs of Carry"). On the Closing Date, Shareholder and Sellers shall pay Buyer an amount equal to one month's Cost of Carry at such rate on outstanding uncollected Receivables balance on the Closing Date. On the last day of the month immediately following the month in which the Closing Date occurs, and on the last day of each succeeding month, Buyer shall calculate the difference between (i) the Costs of Carry for the next succeeding month with respect to the outstanding uncollected Receivables balance on such date less (ii) an amount equal to one-half of the sum of the outstanding uncollected Receivables balance on the first day (or, in the case of the first such month, on the Closing Date) and the last day of such month multiplied by 6.5% and divided by twelve. If such difference is a negative number, Buyer shall pay such amount to XLSource. If such difference is a positive number, Shareholder and Sellers shall pay such amount to Buyer. Shareholder's and Sellers' obligation to pay Costs of Carry shall immediately terminate as of the date Buyer permanently retains any uncollected Receivables acquired by Buyer on the Closing Date, either voluntarily or due to the expiration of the period during which Buyer may assign such Receivables to XLSource as set forth above in Section 8.10(a) and after payment of any accrued and unpaid Costs of Carry.

          (c) XLSource may, at any time, repurchase the uncollected Receivables acquired by Buyer on the Closing Date for a purchase price equal to the sum of the outstanding amount of such Receivables and any accrued and unpaid Costs of Carry. Subject to Section 8.10(a), XLSource shall give Buyer at least thirty (30) business days notice of its intent to repurchase such uncollected Receivables. On the date of such repurchase, Buyer shall assign such Receivables to XLSource.

          Section 8.11 Seller Employee Benefits and Employment. (a) Buyer will provide Sellers and Shareholder with a list of the proposed Transferred Employees at least five (5) days prior to the Closing Date.
All Company Personnel who are not Transferred Employees shall remain employees of Shareholder or any of its Affiliates, unless otherwise terminated by Shareholder, Sellers or any of their Affiliates. Shareholder shall retain liability and responsibility for any benefits with respect to such employees. Sellers and Shareholders shall be and remain responsible for all payments under the Retention Agreements with John Biasiello, Sean Barton, Michelle Curry, Darryl Dunn, Thomas Evans, Daniel Sparks, Patti Thelen and Todd Welch.

          (b) Effective as of the Closing, the active participation of any Transferred Employee in any Sellers Benefit Plan will terminate and no further benefits shall accrue under any Seller Benefit Plan with respect to any Transferred Employee or any beneficiary of any Transferred Employee.
No provision of this Section 8.01(m) shall create any right in any Transferred Employee or in his or her beneficiaries. Shareholder or Sellers shall cause each Sellers Benefit Plan which is a "pension plan" within the meaning of Section 3(2) of ERISA, or any successor plan thereto, to be amended to provide full vesting for Transferred Employees. Buyer or any of its Affiliates shall recognize prior service with Shareholder, Seller or any of their subsidiaries to the extent recognized under the Shareholder's corresponding plans for such Transferred Employees prior to the Closing as service with Buyer or any of its Affiliates in connection with (1) any welfare benefit plan for purposes of any waiting period and eligibility purposes and application of preexisting conditions exclusions and credit for prior payment in the same calendar year toward deductibles and out-of-pocket limits, and (2) any pension plan for purposes of eligibility and vesting only in which such Transferred Employees elect to participate and which is available by Buyer or any of its Affiliate following the Closing.

          (c) Neither Buyer or Sellers shall assume any obligations under or with respect to any Sellers Benefit Plan.

          (d) Shareholder and its respective Affiliates shall retain all liability and be responsible for, and shall indemnify and hold Buyer harmless from and against any direct and indirect costs, claims, liabilities or losses with respect to (i) Sellers Benefit Plans with respect to employment by Shareholder, Sellers or any of their subsidiaries prior to the Closing, (ii) any retiree medical benefits provided under any Sellers Benefit Plan, (iii) any former employees of Shareholder, Sellers or any of their subsidiaries other than Transferred Employees, including, but not limited to, post-employment benefits and (iv) any costs arising in connection with the severance of any employees of Shareholder, Sellers or any of their subsidiaries prior to the Closing, including, but not limited to, costs arising under or with respect to WARN, not as a result of actions taken by Buyer or any of its Affiliates.

          (e) Buyer's obligation to provide any benefit package to the Transferred Employees as set forth in this Section 8.11 is subject to the approval of the GE Pension Board.

          Section 8.12 Ingram Micro Inc. Agreement. On the later of the RND Closing Date, and the Closing Date, Buyer or another GECITS Entity shall execute and deliver a Resale Agreement with Ingram Micro Inc. in substantially the form previously provided to XLSource and Shareholder and XLSource shall execute and deliver an amendment to that certain Volume Purchase Agreement dated as of April 29, 1997 by and between Shareholder, XLSource and Ingram Micro Inc. in substantially the form previously provided to Buyer, in each case, subject to such completions, corrections and other nonsubstantive modifications as may be mutually agreed and to the execution and delivery thereof by Ingram Micro Inc. of each of such agreements. If the RND Closing Date does not occur on or before September 1, 1997, at the written request of Shareholder and upon a demonstration by Shareholder (which demonstration shall be reasonably satisfactory to Buyer) that Shareholder's ability to provide all or any portion of the product to be acquired from Ingram Micro, Inc. pursuant to such Resale Agreement is substantially equivalent to that of Ingram Micro Inc., Buyer will utilize Shareholder among its tier one integrators.

          Section 8.13 Obligation to Transfer all Account Knowledge. (a) Each of Shareholder, Sellers and XLConnect hereby agree and agree to use their best efforts to cause each of their Affiliates to use its Best Efforts to Transfer all Account Knowledge with respect to the accounts listed on Exhibit 8.13 to Buyer. Each of Shareholder, Sellers and XLConnect acknowledge that irreparable damage would result to Buyer if the provisions of this Section 8.13 were not complied with in accordance with their respective terms and that the amount of such damage is not easily quantifiable. Accordingly, each of Shareholder and Sellers agree that if the obligations of Seller, Shareholder and XLConnect under this Section
8.13 are not performed with respect to any account listed on Exhibit 8.13 within six months following the Closing Date, Shareholder and Sellers, jointly and severally, shall pay to Buyer an amount equal to $1,000,000 (One Million Dollars) as liquidated damages with respect to each such account, and none of Sellers, Shareholders or XLConnect shall have any other liability to Buyer for any breach of this Section 8.13.

          (b) Buyer acknowledges and agrees that the obligations of Shareholder, Sellers and XLConnect under this Section 8.13 do not constitute a guarantee of the amount of future revenues that Buyer will realize from any of the accounts listed on Exhibit 8.13.

          Section 8.14 XLC Common Customers. As soon as practicable following the date hereof, Buyer shall provide to XLSource a list of the XLC Common Customers.

          Section 8.15 XLConnect Service Agreement. On the Closing Date XLConnect will enter into a service agreement with Buyer or another GECITS Entity pursuant to which XLConnect will agree to provide management services in a manner and to an extent reasonably consistent with past practices as reasonably required by Buyer or such other GECITS Entity with respect to the agreement referred to in item 19A of Exhibit 5.01(d)(1)(A).
 XLConnect will provide such services for a period ending six months following the Closing Date unless extended by mutual agreement. Thirty days prior to the end of the term of such service agreement, XLConnect will use its best efforts to assist Buyer or such GECITS Entity in employing those of the XLConnect employees providing the services under such service agreement that XLConnect and Buyer or such GECITS Entity mutually agree may be employed by Buyer or such GECITS Entity. If the agreement referred to in such item 19A is terminated prior to the date six months following the Closing Date or if as renegotiated is not acceptable to Buyer, XLConnect will refund to Buyer an amount calculated in accordance with Exhibit 8.15.

                               ARTICLE IX
                               ----------
                              Miscellaneous
                              -------------

          Section IX.01 Expenses. Regardless of whether the transactions contemplated hereby are consummated, each of the several parties hereto shall bear the fees and expenses relating to its compliance with the various provisions of this Agreement and its covenants to be performed hereunder, and each of such parties shall pay all expenses (including legal fees and expenses) incurred by it in connection with this Agreement and the transactions contemplated hereby.

          Section IX.02 Termination of Agreement. This Agreement may be terminated at any time prior to Closing:

          (a) by mutual written consent of Buyer, Sellers and Shareholder;

          (b) by either Buyer or Sellers and Shareholder if any of the representations or warranties of the other party contained herein shall be inaccurate or untrue in any material respect;

          (c) by either Buyer or Sellers and Shareholder if any obligation, term or condition to be performed, kept or observed by such other party hereunder has not been performed, kept or observed in any material respect at or prior to the time specified in this Agreement;

          (d) by either Buyer or Sellers and Shareholder if any permanent injunction or other order of a court or other competent authority preventing the consummation of the transactions contemplated by this Agreement shall have become final and non-appealable;

          (e) by either Buyer or Sellers and Shareholder, if not then in material breach of any of its obligations hereunder, if the Closing has not occurred by August 2, 1997;

          (f) by Buyer, if not then in material breach of any of its obligations hereunder, within five (5) business days after delivery by Sellers of the Sellers Update Exhibits to the extent such Sellers Update Exhibits disclose any items which in the Buyer's reasonable judgement, would have a material adverse effect on the operations, assets, properties, rights or condition (financial or otherwise) of the Business compared to that existing on the date hereof;

          (g) by Sellers and Shareholder if Ingram Micro Inc. shall not have entered into an amendment to the Stock Purchase Agreement dated as of April 29, 1997 among Ingram Micro Inc., Shareholder and XLSource in a form reasonably satisfactory to Shareholder and XLSource on or before July 4, 1997.

          Section IX.03 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.02, all obligations of the parties hereunder shall terminate without any liability of any party to another party; provided, however, that if this Agreement is terminated under the provisions of Section 9.02(b) or (c) by reason of the breach of an obligation, term or condition to be performed, kept or observed by one party, the provisions of this Section 9.03 shall not relieve such breaching party of liability for such breach.

          Section IX.04 Benefit; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and not to any other person. This Agreement shall not be assigned by any party hereto without the written consent of each of the other parties hereto, except that (a) the rights and obligations of Buyer may be assigned to any wholly-owned subsidiary of Buyer or any entity under common control with Buyer, but no such transfer shall relieve Buyer of its obligations hereunder, and (b) the rights and obligations of Buyer may be assigned in connection with the dissolution of Buyer or the merger of Buyer into or sale by Buyer of substantially all its assets and business to a third party if the successor shall have assumed all the obligations of the dissolving, merging or selling entity (but, in the case of a sale of substantially all the assets, without relieving Buyer of its obligations hereunder).

          Section IX.05 Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the Commonwealth of Pennsylvania.

          Section IX.06 Breach; Failure of Condition. If either party shall believe at any time prior to the Closing Date that any other party has breached any representation, warranty, covenant or agreement contained in this Agreement, or that any condition to the Closing is not reasonably likely to be satisfied, such party shall promptly so inform such other party specifying the breach or condition concerned, and such other party shall have a reasonable opportunity to correct such breach or cause such condition to be satisfied, but failure to so notify shall not release the other party from its obligations hereunder.

          Section IX.07 Notices, Etc. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered in person or by courier, telegraphed, telexed or by facsimile transmission or mailed by certified or registered mail first-class, postage prepaid:

     If to Sellers, Shareholder or XLConnect:

          Intelligent Electronics, Inc.
          411 Eagleview Boulevard
          Exton, PA 19341
          Attn:  President
          Telecopy No.: (610) 458-0599

     with a copy to:

          Barry Abelson, Esq.
          Pepper Hamilton & Scheetz
          3000 Two Logan Square
          Eighteenth and Arch Street
          Philadelphia, PA 19103-2799
          Telecopy No.: (215) 981-4750

     If to Buyer:

          GE Information Technology Solutions Acquisition Corp.
          700 Canal Street
          Stamford, Connecticut 06902
          Attention:  Vice President - Business Development
          Telecopy No.:  (203) 357-1531

     with a copy to:

          E. Ann Gill, Esq.
          Dewey Ballantine
          1301 Avenue of the Americas
          New York, New York 10019
          Telecopy No.: (212) 259-6333

Any such notice, request, demand or other communication hereunder shall be deemed to have been duly given or made and to have become effective (a) if delivered by hand, at the time of receipt thereof, (b) if sent by telegraph, telex or facsimile transmission, at the time of the dispatch thereof, if dispatched during normal business hours in the state of receipt, or otherwise at the opening of business on the following business day in the state of receipt and (c) if sent by registered or certified first class mail, postage prepaid, upon receipt.

          Any party may, by written notice to the other, change the address to which notices to such party are to be delivered or mailed.

          Section IX.08 Headings. The headings of the articles, sections and paragraphs contained in this Agreement are inserted for convenience only and in no way modify the meanings of such articles, sections and paragraphs.

          Section IX.09 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties.

          Section IX.10 Entire Agreement. This Agreement and the other agreements referred to herein and entered into in connection herewith set forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof including all such agreements, arrangements and understandings between Sellers, Shareholder and Buyer, except for that certain confidentiality agreement dated April 1, 1997 by and between Shareholder and GE Capital Information Technology Solutions, Inc.

          Section IX.11 Waiver; Amendment; Modification. Any party to this Agreement may, by written agreement (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies or breaches in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights. This Agreement may be amended or modified only by a written agreement executed by the parties hereto or by their successors and assigns.

          Section IX.12 Severability. To the extent that any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, if the duration or geographic extent of, or business activity covered by, any provision of this Agreement shall be in excess of that which is enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may be validly and enforceably covered.

          Section IX.13 Press Releases. Neither Sellers, Shareholder nor Buyer shall issue any press releases or make any public announcements of any of the transactions contemplated by this Agreement except as may be mutually agreed to in writing by Sellers, Shareholder and Buyer; provided, however, that notwithstanding the foregoing, Sellers, Shareholder and Buyer shall be permitted to make such disclosures to the public or governmental authorities as their respective counsel shall deem necessary to maintain compliance with, or to prevent violation of, applicable laws, rules and regulations.

          Section IX.14 HSR Filing. As promptly as practicable, and in any event no later than five business days following the date hereof, Buyer, Shareholder and Sellers shall make any filing required pursuant to the HSR Act. Buyer, Shareholder and Sellers shall promptly and diligently provide any additional information required or reasonably requested in order to comply with the requirements of the HSR Act.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and year first above written.

                         GE INFORMATION TECHNOLOGY SOLUTIONS ACQUISITION CORP., as Buyer


                         By: /s/ Gerald A. Poch
                             ----------------------------------------------
                             Name:  Gerald A. Poch
                             Title: Chairman of the Board and President

                         THE FUTURE NOW, INC.,
                         as Seller


                         By: /s/ Alan Resneck
                             ----------------------------------------------
                             Name:  Alan Resneck
                             Title: Vice President, Secretary and Treasurer


                         XLSOURCE, INC.,
                         as Seller


                         By: /s/ Alan Resneck
                             ----------------------------------------------
                             Name:  Alan Resneck
                             Title: Vice President, Secretary and Treasurer

                         E-C COMPUTER TECHNICAL SERVICES, INC.,
                         as Seller


                         By: /s/ Alan Resneck
                             ----------------------------------------------
                             Name:  Alan Resneck
                             Title: Vice President, Secretary and Treasurer


                         RCK COMPUTERS, INC.,
                              as Seller


                         By: /s/ Alan Resneck
                             ----------------------------------------------
                             Name:  Alan Resneck
                             Title: Vice President


                         INTELLIGENT ELECTRONICS, INC., as Shareholder


                         By: /s/ Richard D. Sanford
                             ----------------------------------------------
                             Name:  Richard D. Sanford
                             Title: Chairman of the Board and Chief
                                    Executive Officer

XLCONNECT SOLUTIONS, INC., XLCONNECT
SERVICES, INC. and XLCONNECT SYSTEMS,
INC., each hereby agrees to and
accepts its obligations under Section 2.01,
Section 4.02, Section 8.01(a)(vi), Section 8.07(a),
Section 8.13 and Section 8.15 hereof and makes the representation made in Section 5.03 hereof.

XLCONNECT SOLUTIONS, INC.


By: /s/ Timothy Wallace
    -----------------------------------------------
    Name:  Timothy Wallace
    Title: President


XLCONNECT SERVICES, INC.


By: /s/ Timothy Wallace
    -----------------------------------------------
    Name:  Timothy Wallace
    Title: President


XLCONNECT SYSTEMS, INC.


By: /s/ Timothy Wallace
    -----------------------------------------------
    Name:  Timothy Wallace
    Title: President


GE CAPITAL INFORMATION TECHNOLOGY
SOLUTIONS, INC. hereby guarantees the
obligations of Buyer and the GECITS
Entities pursuant to Section 8.07(b).

GE CAPITAL INFORMATION TECHNOLOGY
SOLUTIONS, INC.


By: /s/ Gerald A. Poch
    -----------------------------------------------
    Name:  Gerald A. Poch
    Title: President

                            Attachment A
                            ------------
                             DEFINITIONS
                             -----------

          "Acquired Sites" shall mean: (i) 4006 Beltline Road, Addison, Texas; (ii) 8560 Howard Drive, Houston, Texas; (iii) 12731 Research Boulevard, Building B, Austin, Texas; (iv) 242 East Campus Boulevard, Columbus, Ohio; (v) 5201 Sanger Avenue, Waco, Texas and (vi) 41521 Eleven Mile Road, Novi, Michigan.

          "Agreement" shall mean this Asset Purchase Agreement.

          "Affiliate" shall mean, with respect to any Person, any Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

          "Assigned Agreements" shall mean (i) the Leases, (ii) Article 5 of the Agreement and Plan of Merger, dated as of December 23, 1996, by and among Shareholder and Voyage (Waco) Acquisition Corporation and RCK Computers, Inc. and G. Kenneth Anderson, M. Chris Brammer, F. Stephen Cunningham and D. Scott Short, (iii) Non-Compete and Confidentiality Agreement dated December 23, 1996 by G. Kenneth Anderson for the benefit of Shareholder and its subsidiaries, (iv) Non-Compete and Confidentiality Agreement dated December 23, 1996 by M. Chris Brammer for the benefit of Shareholder and its subsidiaries, (v) Non-Compete and Confidentiality Agreement dated December 23, 1996 by F. Stephen Cunningham for the benefit of Shareholder and its subsidiaries, (vi) Non-Compete and Confidentiality Agreement dated December 23, 1996 by D. Scott Short for the benefit of Shareholder and its subsidiaries, (vii) Article 5 of the Agreement and Plan of Merger, dated as of October 23, 1996, by and among Shareholder, Voyage (Texas) Acquisition Corporation, E-C Computer Technical Services, Inc. and Jason Edwards, Kevan Casey, Charles Casey, and Samuel Rose, (viii) Non-Compete and Confidentiality Agreement dated October 23, 1996 by Jason Edwards for the benefit of Shareholder and its subsidiaries, (ix) Non-Compete and Confidentiality Agreement dated October 23, 1996 by Kevan Casey for the benefit of Shareholder and its subsidiaries, (x) Non-Compete and Confidentiality Agreement dated October 23, 1996 by Charles Casey for the benefit of Shareholder and its subsidiaries, (xi) Non-Compete and Confidentiality Agreement dated October 23, 1996 by Samuel Rose for the benefit of Shareholder and its subsidiaries and (xiii) all business agreements, leases, contracts, documents and instruments of the Sellers described on Exhibit 5.01(d)(1)(A), which relate to the Business of Sellers and any renewals, extensions, amendments or modifications thereof; provided, however, in the case of agreements with customers other than the Power by the Hour Agreements, such agreements constitute Assigned Agreements solely to the extent of the provisions thereof that are not Service Portions. The description of each such agreement includes the name and date of, and the parties to, each such agreement, a brief description of the subject matter thereof and indicates whether any consent is required for the assignment of such agreement by Sellers to Buyer, as contemplated by the Agreement.

          "Assignment Agreement" shall mean an assignment and assumption agreement between Buyer, Sellers and XLConnect in substantially the form of Exhibit A-1.

          "Assumed Liabilities" shall be limited to (a) the trade payables of E-C Computer Technical Services, Inc. and RCK Computers, Inc. and the accrued employee expenses with respect to Transferred Employees, in each case as reflected on the Closing Date Balance Sheet, (b) obligations arising under the Leases becoming due after the Closing Date and (c) obligations under the Assigned Agreements becoming due after the Closing Date or reflected on the Closing Date Balance Sheet.

          "Best Efforts to Transfer All Account Knowledge" shall mean the taking of all actions reasonably requested by Buyer to transfer to Buyer all customer account information (written or unwritten) for the customers listed on Exhibit 8.13 with respect to the Business. Such actions shall include but shall not be limited to (a) attending and engaging in meaningful discussion at meetings between representatives of Buyer and the GECITS Entities at mutually satisfactory times and locations and the appropriate representatives of Shareholder, Seller, XLConnect and their Affiliates, employees and, to the extent within the reasonable control of Shareholder, Sellers or XLConnect, independent contractors who have customer knowledge or contact with the customers listed on Exhibit 8.13, which meetings shall be held weekly during the first three months following the Closing Date and as reasonably requested by Buyer thereafter (notice of all meetings will be given to the President of XLConnect and to Pepper Hamilton & Scheetz LLP, attention Barry M. Abelson, but failure to give such notice shall not affect any obligation of Shareholder, Sellers or XLConnect other than the obligation to attend the meeting for which notice is not given), (b) providing written reports to Buyer with respect to such customer account information, (c) using reasonable commercial efforts to arrange and attending meetings with the customers listed on Exhibit 8.13 and representatives of Buyer and the GECITS Entities and (d) generally acting as an advocate of Buyer with respect to the Business from the customers listed on Exhibit 8.13. Customer account information shall not include information of XLConnect which relates to its Computer Services business and not to the Business or information of Sellers and Shareholders which relates to Sellers business at the Retained Sites and not to the Business.

          "Business" shall mean the Sellers' business of reselling microcomputer and technology products conducted at the Acquired Sites and the Other Sites prior to the Closing Date and the Power by the Hour Agreements. The term Business shall not include Sellers' business of reselling microcomputer and technology products conducted at the Retained Sites.

          "Claim" shall have the meaning set forth in Section 8.03(d).

          "Closing" shall have the meaning provided in Section 4.01 of the Agreement.

          "Closing Date" shall have the meaning provided in Section 4.01 of the Agreement.

          "Closing Date Balance Sheet" shall have the meaning provided in
Section 3.01(c) of the Agreement.

          "Closing Date Physical Count" shall have the meaning provided in
Section 3.01(c).

          "Code" shall mean the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

          "Company Personnel" shall mean current or former employees, officers, directors, or consultants of Sellers.

          "Common XLS Transferred Customer" shall refer to any XLS Transferred Customer to whom Sellers or Shareholder sells computer products from the Retained Sites and who is listed on Exhibit 8.07(e).

          "Computer Services" shall mean systems integration and internetworking of hardware and software (including consulting and design), training and learning services, remote systems or network management services, applications help-desk services, applications development services and combined installation, moving, adding and changing (IMAC) services that require on-site personnel. "Computer Services" shall not mean (a) pre-delivery or pre-installation configuration of hardware and software, (b) warranty and out-of-warranty repair and break and fix services for hardware and services customers provided on a dispatch basis or by two or less persons on site who do not provide more than a de minimis amount of IMAC, (c) non-applications help desk services, (d) remote site disaster recovery services or (e) any other services that Buyer or its assigns is required to provide pursuant to the Assigned Agreements.

          "Costs of Carry" shall have the meaning provided in Section
8.10(b).

          "Customer Data" shall mean Sellers' and Shareholder's lists of customers and clients of the Business as set forth on Exhibit 5.01(d)(1)(B) and all records regarding such customers and clients.

          "Direct Payment" shall have the meaning provided in Section 3.01(b) of the Agreement.

          "Employee Pension Benefit Plan" shall have the meaning ascribed to such term by Section 3(2) of ERISA.

          "Employment Contracts" shall mean all employment contracts, consulting agreements and collective bargaining agreements with respect to employees employed in the Business.

          "Encumbrance" shall mean any security interest, mortgage, option, financing lease, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or performance of an obligation or any other priority or preferential arrangement to secure a debt or the performance of an obligation (including the filing or recording of any financing statement or similar instrument under the UCC or similar statute) of any kind or nature whatsoever.

          "Environmental Laws" shall mean all Federal, state or local judgments, decrees, orders, laws, licenses, ordinances, rules or regulations pertaining to environmental matters, including, without limitation, those arising under the Resource Conservation and Recovery Act
(42 U.S.C. Section 1801 et seq.) ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C.
Section 9601 et seq.) ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, the Federal Clean Water Act (33 U.S.C. Section 1251 et seq.) ("SARA"), the Federal Clean Air Act (33 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 7401 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. Section 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.).

          "Environmental Liabilities and Costs" shall mean all Losses, whether direct or indirect, known or unknown, current or potential, past, present or future, imposed by, and under or pursuant to Environmental Laws, including, without limitation, all Losses related to remedial actions, and all fees, disbursements and expenses of counsel, experts, personnel and consultants based on, arising out of, or otherwise in respect of (a) the ownership or operation of the Business or Leases or any other real properties, assets, equipment or facilities, by the Shareholder, any Seller, or any of their respective predecessors or Affiliates, (b) the environmental conditions existing on the Closing Date on, under, above, or about any property subject to Leases or any other real properties, assets, equipment or facilities currently or previously owned, leased or operated by the Shareholder, any Seller, or any of their respective predecessors or Affiliates, and (c) expenditures necessary to cause any property subject to Leases or any aspect of the Business to be in compliance with any and all requirements of Environmental Laws as of the Closing Date, including, without limitation, all environmental permits issued under or pursuant to such Environmental Laws.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) which are or have ever been under common control, or which are or have been treated as a single employer, with Sellers under
Section 414(b), (c), (m), or (o) of the Code.

          "Escrow Agent" shall mean Chase Manhattan Bank.

          "Escrow Agreement" shall have the meaning provided in Section 3.01(b) of the Agreement.

          "Escrow Account" shall mean the escrow account set up pursuant to the Escrow Agreement.

          "Escrow Deposit" shall have the meaning provided in Section 3.01(b) of the Agreement.

          "Excluded Assets" shall mean all assets of Sellers and Shareholder other than the Purchased Assets.

          "Excluded Intangibles" shall mean the name "XLSource, Inc.", the name "The Future Now, Inc., the pending trademark registration for "XLSource," the registered trademark "The Future Now" and the Oracle software license.

          "Excluded Liabilities" shall mean all claims, liabilities and obligations of Shareholder and Sellers relating to the Business (other than the Assumed Liabilities) and shall include, without limitation:

          (a) all claims, liabilities and obligations of Shareholder or Sellers whether or not reflected on the Closing Date Balance Sheet that are not Assumed Liabilities;

          (b) claims, liabilities and obligations of Sellers or Shareholder under this Agreement;

          (c) claims, liabilities and obligations of Sellers or Shareholder in respect of Taxes and in respect of any violations of Environmental Laws;

          (d) claims, liabilities and obligations of Sellers or Shareholder in respect of litigation disclosed in Exhibit 5.01(e) or otherwise affecting the Business and related to or arising out of the operation of the Business prior to the Closing Date and liabilities and obligations listed in Exhibit 8.08;

          (e) fees and expenses of Sellers or Shareholder in connection with the negotiation of or consummation of the transactions contemplated by this Agreement; and

          (f) claims, liabilities and obligations of Sellers under any Sellers Benefit Plan and any Employment Contracts; and

          (g) all outstanding obligations for money borrowed or guarantees thereof of the Sellers or the Shareholder with respect to the Business, including, but not limited to, those set forth on Exhibit 8.08, in each case, in the amounts and to the extent reflected on Sellers' and Shareholder's respective books on the Closing Date.

          "February 1 Balance Sheet" shall have the meaning provided in
Section 5.01(j) of the Agreement.

          "February 1 Balance Sheet Date" shall have the meaning provided in Section 5.01(j) of the Agreement.

          "Fixed Assets" shall mean the fixtures, equipment, leasehold improvements, security systems, telephone systems, display stands, furniture and similar furnishings (a) located at the Acquired Sites or at holding areas for the Acquired Sites, in each case, as listed on Exhibit 5.01(d)(1)(C) and (b) located at the Other Sites or at holding areas for the Other Sites and purchased by Buyer in accordance with Section 8.01(m).

          "GAAP" shall mean generally accepted accounting principles, as presently in effect in the United States.

          "GECITS" shall mean GE Capital Information Technology Solutions,
Inc.

          "GECITS Entities" shall mean GECITS and its direct and indirect subsidiaries.

          "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

          "Hazardous Material" shall mean any and all hazardous wastes, that in any physical state, might represent danger to the environmental balance because of their corrosive, toxic, venomous, reactive, explosive, flammable, biological or irritate conditions, such as: (a) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyl, and radon gas; (b) any chemicals, materials, substances or wastes which are now or hereafter become defined as or included in the definition of "hazardous substances", "hazardous wastes", "toxic substances", "toxic pollutants", or words of similar import, under any applicable Environmental Laws; and (c) any other chemical, material, substance, or waste, exposure to which is now or hereafter prohibited, limited or regulated by any Environmental Law or by any Federal, state or municipal authority.

          "Intangibles" shall mean the Intellectual Properties, all goodwill and all other general intangibles of Sellers or Shareholder used in the Business described on Exhibit 5.01(d)(1)(D).

          "Intellectual Properties" shall mean all patents of any description and pending applications therefor, all registrations of trademarks and of other marks, all registrations of trade names, assumed names, service marks, logos, labels or other trade rights, all pending applications for any such registrations, all copyright registrations and pending applications therefor, all other copyrights, trademarks and other marks, trade names, assumed names, service marks, logos, jingles, program rights, non-governmental licenses, computer programs and slogans, and all other inventions and designs, whether or not patentable, described on
Exhibit 5.01(d)(1)(D).

          "Inventory" shall mean all products physically held or in transit for sale or lease and service parts and components (in each case without regard to physical location) in the ordinary course of the Business, listed on Exhibit 5.01(d)(1)(E).

          "IRS" shall mean the Internal Revenue Service.

          "Knowledge" shall mean the actual knowledge of the directors and officers and management personnel of Sellers and Shareholder identified on Schedule A.

          "Leases" shall mean the leases described on Exhibit 5.01(d)(4) pursuant to which Sellers or Shareholder, as lessee, leases the Acquired Sites.

          "Lien" shall mean any liens, mortgages, judgments, pledges, charges, claims, attachments, adverse interests, security interests (including financial leases), rights to possession or custody, bailments, trespasses, liabilities and other encumbrances.

          "Net Assets Acquired" shall mean, at any date, the net book value of the Purchased Assets less the aggregate amount of the Assumed
Liabilities and the amount of cash and cash equivalents other than Petty Cash, in each case as set forth in the unaudited combined balance sheet of the Business as of such date.

          "Net Worth" shall mean, at any date, the sum of the net value of the Shareholder's or its successor's assets less the aggregate amount of the Shareholder's or its successor's, as applicable, liabilities, in each case as set forth on the balance sheet of the Shareholder or its successor as of such date.

          "Other Property" shall mean the Customer Data, Fixed Assets, telephone numbers and fax numbers for the Acquired Sites and Petty Cash described on Exhibit 5.01(d)(1)(F).

          "Other Sites" shall mean the locations from which the Business is presently conducted at: (i) 1450 East American Lane, Schaumburg, Illinois;
(ii) 3712 South University Avenue, Little Rock, Arkansas; (iii) 2950 North Loop West, Houston, Texas; (iv) 1780 Moriah Woods Boulevard, Suite 6, Memphis, Tennessee; (v) 20900 Swenson Drive, Brookfield, Wisconsin; (vi) 2525 Perimeter Place Drive, Suite 210-211, Nashville, Tennessee; (vii) 3150 Clearview Way, Suite 100, San Mateo, California; (viii) 1946 Greenspring Drive, Timonium, Maryland; (ix) 270 Spagnoli Road, Melville, New York; (x) 670 Crescentville Road, Cincinnati, Ohio; (xi) 9410 Bunsen Parkway, Louisville, Kentucky; (xii) 940 Golden Valley Drive, Bettendorf, Iowa;
(xiii) 8151 Clayton Road, Clayton, Missouri; (xiv) 100 North Point Center East, Alpharetta, Georgia and (xv) 18872 Burdeen Way, Irvine, California.

          "PBGC" shall refer to the Pension Benefit Guaranty Corporation established under Section 4002 of ERISA, or any entity succeeding to any or all of its functions.

          "Person" shall mean an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

          "Petty Cash" shall mean all cash on hand at the Acquired Sites and the Other Sites at the opening of business on the Closing Date.

          "Post-Closing Adjustment" shall have the meaning provided in
Section 3.01(c) of the Agreement.

          "Power by the Hour Agreements" shall mean (i) the Agreement for Procurement of Services between General Electric Aircraft Engines and XLConnect effective as of January 1, 1997, (ii) the Master Purchase Agreement between Borden Chemical, Inc. and XLConnect dated July 19, 1996 and (iii) the agreement with Fluor Daniel with respect to life cycle management services as set forth in correspondence between John E. Royer, Jr. and Noel Eckert dated March 6, 1997.

          "Purchase Price" shall have the meaning provided in Section 3.01(a) of the Agreement.

          "Purchased Assets" shall mean the Inventory, Receivables, Intellectual Properties, Other Property, rights under the Assigned Agreements and all other assets set forth or which should, in accordance with GAAP, be set forth on an unaudited combined statement of assets and liabilities of the Business as of the Closing Date; provided, however, that Purchased Assets shall not include (i) any Sellers' Benefit Plan or Employment Contracts, (ii) any tax assets and (iii) Excluded Intangibles.

          "RND Closing Date" shall mean the "Closing Date" as such term is used in the Stock Purchase Agreement dated as of April 29, 1997 among Ingram Micro Inc., Shareholder and XLSource.

          "Receivables" shall mean all of the outstanding accounts receivable without regard to any reserves with respect to the Business listed on Exhibit 5.01(d)(1)(G), or arising from the lease or sale of goods or for services rendered in the Business, including receivables relating to contra-payable balances in the payable accounts for the Business and receivables attributable to manufacturers' and other vendors' reimbursement policies, but shall not include receivables due from Sellers Employees, Sellers or Shareholder.

          "Retained Sites" shall mean: (i) 2722 East Kemper Road, Cincinnati, Ohio; (ii) 9455 Delegates Row, Indianapolis, Indiana, (iii) 309 Insurance Drive, Fort Wayne, Indiana, (iv) 107-113 Gamma Drive, O'Hara, Pennsylvania and (v) 5350 Transportation Boulevard, Garfield Heights, Ohio.

          "Returns" shall have the meaning provided in Section 5.01(k) of the Agreement.

          "Sellers Benefit Plan" shall refer to all Employee Benefit Plans and all other employee benefit arrangements or payroll practices, including, but not limited to, severance pay, sick leave, vacation pay, salary continuation for disability, scholarship programs, stock option or restricted stock plans maintained by Shareholder, Sellers or any Subsidiary or ERISA Affiliate of either (whether formal or informal, whether for the benefit of a single individual or for more than one individual and whether for the benefit of current or former employees or their beneficiaries) on behalf of Sellers, its Subsidiaries or any Company Personnel to which or under which or pursuant to which Shareholder, Sellers or any Subsidiaries or any ERISA Affiliate of either has contributed or is obligated to make contributions on behalf of Seller, any of its Subsidiaries or any Company Personnel.

          "Sellers Employee" shall refer to any active employee on the payroll of Shareholder or any of its Affiliates who devotes substantially all of his or her working time to the performance of services in furtherance of the Business as of February 1, 1997 or thereafter through and including the Closing Date.

          "Services Portions" shall mean those provisions of agreements listed on Exhibit 5.01(d)(1)(A) (other than those entered into by E-C Computer Technical Services, Inc. and RCK Computers, Inc.) with respect to providing information technology services in the following areas:

      (i) internetworking (the consulting, design, implementation and integration of local area networks and wide area networks;

     (ii) applications development (the customization and adaptation of proven software as well as training and education to support applications and internetworking solutions);

     (iii) telecommunications (including data, video and voice transmission); and

     (iv) managed services (such as technology selection and deployment services, combined installation, moving, adding and changing services (IMAC), which include configuration of hardware and software components at client sites, in warranty and out-of-warranty break and fix services, help desk, network management and asset management services.

          "Subsidiary" means any corporation of which the shares of stock having a majority of the general voting power in electing the board of directors are, at the time as of which any determination is being made, owned by XLSource either directly or indirectly through one or more Subsidiaries.

          "Survival Period" shall have the meaning provided in Section 8.03(a) of the Agreement.

          "Tax" or "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, property or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) upon Sellers or any affiliate thereof.

          "Transferred Employee" shall refer to any Sellers Employee listed on Exhibit 5.01(q)(3) that is hired by Buyer or its Affiliates as of the Closing.

          "Transition Services Agreement" shall mean the Transition Services Agreement with respect to the matters described in Exhibit A-3.

          "WARN" shall refer to the Workers Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq., and any comparable state or local laws and regulations.

          "XLS Transferred/XLC Customer" shall refer to any XLS Transferred Customer that is also a customer to whom XLConnect provides Computer Services with revenues in excess of $25,000 or more in 1996 or in the first six months of 1997 on an annualized basis and is listed on Exhibit 8.07(d).

          "XLConnect" shall mean XLConnect Solutions, Inc., a Pennsylvania corporation, and each of its affiliates and subsidiaries other than the Shareholder, The Future Now, Inc. and XLSource.

          "XLC Common Customer" shall refer to any customer who is both an XLS Transferred/XLC Customer and a customer to whom any GECITS Entities provides Computer Services with revenues in excess of $25,000 or more in 1996 or in the first six months of 1997 on an annualized basis and is listed on Exhibit 8.07(f).

          "XLS Transferred Customer" shall refer to any customer to whom Sellers or Shareholder is selling computer products in the Business as of the Closing Date and is listed on Exhibit 8.07(c).

          "XLSource" shall mean XLSource, Inc.


                                *     *     *

                                 ATTACHMENTS

Attachment A.          Definitions

                                *     *     *


                                   EXHIBITS

Exhibit A-1          Assignment Agreement
Exhibit A-2          Form of Escrow Agreement
Exhibit A-3          Form of Transitional Services Agreement

                                *     *     *


                              DISCLOSURE EXHIBITS

Exhibit 3.01(a)(1)     Schedule of Net Assets Acquired as of May 3, 1997
Exhibit 3.01(a)(2)     Allocation of Purchase Price Among Sellers
Exhibit 3.01(c)        Closing Date Balance Sheet Adjustments
Exhibit 5.01(b)        Stock Ownership
Exhibit 5.01(d)(1)(A)  Assigned Agreements
Exhibit 5.01(d)(1)(B)  Customer Data
Exhibit 5.01(d)(1)(C)  Fixed Assets
Exhibit 5.01(d)(1)(D)  Intangibles
Exhibit 5.01(d)(1)(E)  Inventory
Exhibit 5.01(d)(1)(F)  Other Property
Exhibit 5.01(d)(1)(G)  Receivables
Exhibit 5.01(d)(2)     Backorder Report for the Business
Exhibit 5.01(d)(4)     Leases
Exhibit 5.01(d)(5)     Description of the Business
Exhibit 5.01(e)        Litigation
Exhibit 5.01(f)        Conflicts with Law or Agreements
Exhibit 5.01(i)        Exceptions to GAAP
Exhibit 5.01(m)        Sellers' Benefit Plans
Exhibit 5.01(o)        Insurance Policies
Exhibit 5.01(p)(2)     Sellers' Confidentiality Agreements
Exhibit 5.01(q)(1)     Sellers' Employees
Exhibit 5.01(q)(2)     XLConnect/XLSource Employee Changes
Exhibit 5.01(q)(3)     Sellers' Employees by Name and Function as of
                       February 1, 1997 and May 3, 1997
Exhibit 5.01(s)        Related Party Transactions
Exhibit 5.01(t)        Twenty Largest Clients
Exhibit 5.01(u)        Certain Changes and Events since February 1, 1997
Exhibit 8.07(a)        E-C Computer Technical Services, Inc. and RCK
                       Computers, Inc. and Certain Other Customers
Exhibit 8.07(c)        XLS Transferred Customers
Exhibit 8.07(d)        XLS Transferred Customers that are XLC Customers
Exhibit 8.07(e)        Common XLS Transferred Customers
Exhibit 8.07(f)        XLC Common Customers
Exhibit 8.08           Shareholder Guarantees
Exhibit 8.13           Best Efforts Accounts
Exhibit 8.15           Early Termination Calculation